As filed with the Securities and Exchange Commission on January 31, 2006


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            Nevada                   Falcon Natural Gas Corp.                 98-0403897
            ------                   ------------------------                 ----------
(State or Other Jurisdiction of     (Name of Registrant in Our   (I.R.S. Employer Identification No.)
 Incorporation or Organization               Charter)
       or Organization)

                                                                             Massimiliano Pozzoni
            Westchase Center                                                   Westchase Center
     2500 City West Blvd, Suite 300                                     2500 City West Blvd, Suite 300
          Houston, Texas 77042                                                Houston, Texas 77042
             (713) 267-2240                        1311                          (713) 267-2240
(Address and telephone number of      (Primary Standard Industrial    (Name, address and telephone number
 Principal Executive Offices and       Classification Code Number)            of agent for service)
  Principal Place of Business)

              With a copy to:                                 With a copy to:
          Clayton E. Parker, Esq.                        Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP     Kirkpatrick & Lockhart Nicholson Graham LLP
   201 S. Biscayne Boulevard, Suite 2000           201 S. Biscayne Boulevard, Suite 2000
            Miami, Florida 33131                           Miami, Florida 33131
         Telephone: (305) 539-3300                       Telephone: (305) 539-3339
         Telecopier: (305) 358-7095                     Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                                            CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Title Of Each Class Of                                         Proposed Maximum   Proposed Maximum       Amount Of
Securities To Be                 Amount To Be                   Offering Price        Aggregate         Registration
Registered                        Registered                     Per Share(1)     Offering Price(1)        Fee(3)
Common Stock, par value
$0.00001 per share                63,066,667  shares (2)                $0.56        $35,317,333           $4,157.00
                                  ----------  ----------       --------------     --------------        ------------
TOTAL                             63,066,667  shares (2)                $0.56        $35,317,333           $4,157.00
                                  ==========  ==========       ==============     ==============        ============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2) Of these shares, 60,000,000 are being registered under the Standby Equity Distribution Agreement, 1,666,667 are being registered under convertible debentures, 1,000,000 are being registered under warrants, 392,000 shares of common stock were received as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement and 8,000 shares of common stock are being registered as a placement agent fee under a now-terminated Standby Distribution Equity Agreement.

(3)   Registration fee has previously been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                  Subject to completion, dated January 31, 2006


                            FALCON NATURAL GAS CORP.
                        63,066,667 shares of Common Stock

This prospectus relates to the sale of up to 63,066,667 shares of Falcon Natural Gas Corp. ("Falcon" or the "Company") common stock by certain persons who are stockholders of Falcon, including Cornell Capital Partners, LP ("Cornell Capital Partners") and Sloan Securities Corporation. Please refer to "Selling Stockholders" beginning on page 39. Falcon is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. The Company will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into between Falcon and Cornell Capital Partners, and no other stockholders. In addition, the Company may receive proceeds from the exercise of 1,000,000 warrants. All costs associated with this registration will be borne by the Company.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On January 13, 2006, the last reported sale price of our common stock was $0.46 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "FNGC.OB." These prices will fluctuate based on the demand for the shares of common stock.

Cornell Capital Partners intends to sell up to 63,058,667 shares of common stock, 60,000,000 of which are under the Standby Equity Distribution Agreement, 1,666,667 are under fixed convertible debentures, 1,000,000 are under warrants and 392,000 shares were received from Falcon on December 8, 2004 as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement.

Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price of the Company's common stock for the 5 days immediately following the notice date. However, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. The 5% retainage fee and the 392,000 compensation shares are underwriting discounts payable to Cornell Capital Partners.

Falcon engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Sloan Securities Corporation was paid a fee of $10,000 by the issuance of 8,000 shares of Falcon's common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to "Risk Factors" beginning on page 6.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer these securities in any state where the offer or sale is not permitted.

With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is______________, 2006.

                                                            TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................................................................1
THE OFFERING..............................................................................................................2
RISK FACTORS..............................................................................................................6
FORWARD-LOOKING STATEMENTS...............................................................................................14
USE OF PROCEEDS..........................................................................................................15
DILUTION.................................................................................................................17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................................................................18
PLAN OF OPERATION........................................................................................................20
DESCRIPTION OF BUSINESS..................................................................................................28
MANAGEMENT...............................................................................................................35
PRINCIPAL STOCKHOLDERS...................................................................................................39
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...........................................................................41
DESCRIPTION OF CAPITAL STOCK.............................................................................................42
SELLING STOCKHOLDERS.....................................................................................................45
STANDBY EQUITY DISTRIBUTION AGREEMENT....................................................................................48
PLAN OF DISTRIBUTION.....................................................................................................51
EXPERTS..................................................................................................................53
LEGAL MATTERS............................................................................................................53
AVAILABLE INFORMATION....................................................................................................53
FINANCIAL STATEMENTS....................................................................................................F-i
PART II................................................................................................................II-1
SIGNATURES.............................................................................................................II-7
EXHIBIT 23.2.........................................................................................................23.2-1
EXHIBIT 23.3.........................................................................................................23.3-1

                               PROSPECTUS SUMMARY

      The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

      General

      Falcon Natural Gas Corp. ("Falcon" or the "Company") was incorporated in Nevada as Countryside Review Inc. ("Countryside") on December 7, 2001. Our business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. We planned to sell advertising space on the magazine's web-site. Other than maintenance of a website, our current officers and directors are unaware of any past business operations regarding the on-line magazine. We did not generate any revenue from the on-line publishing business and have since discontinued such operations.

      On May 6, 2004, Countryside acquired 100% of the issued and outstanding shares of Falcon Natural Gas Corporation in a reverse merger transaction. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry, rather than on-line publishing, changed our business focus due to his lack of experience in the on-line publishing industry. We are now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas. The St. Mary Parish, Louisiana and Starr County, Texas properties are collectively referred to as the "Leased Properties." The Company is in its exploration stage, as it has not generated any revenues from its planned natural gas exploration operations.

      Going Concern

      In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the year ended December 31, 2004, we recorded a loss of $5,511,069. As of December 31, 2004 and September 30, 2005, we had a deficit accumulated during the exploration state of $5,511,069 and $7,203,197, respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including the obtaining of approximately $5.5 million of additional financing to drill a replacement well on the DB Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

      About Us

      Our principal executive offices are located at Westchase Center, 2500 City West Boulevard, Suite 300, Houston, Texas 77042. Our telephone number is (713) 267-2240.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 63,058,667 shares of common stock, 60,000,000 of which are under the Standby Equity Distribution Agreement, 1,666,667 are under fixed convertible debentures, 1,000,000 are under warrants and 392,000 were received from Falcon on December 8, 2004 as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement and (2) Sloan Securities Corporation, an unaffiliated broker-dealer retained by the Company in connection with the Standby Equity Distribution Agreement, which intends to sell up to 8,000 shares of common stock issued as a placement agent fee under a now-terminated Standby Distribution Equity Agreement on December 8, 2004.

      The commitment amount of the Standby Equity Distribution Agreement is $20 million. Falcon can receive net proceeds from Cornell Capital Partners of $19,000,000 (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). At the assumed market price of $0.46 per share we would need to issue 43,478,260 shares of common stock to receive the entire net proceeds of $19,000,000 available under the Standby Equity Distribution Agreement. However, we are registering 60,000,000 shares of common stock to be used for cash advances under the Standby Equity Distribution Agreement in the event our stock price declines prior to our making advances for the entire amount under the Standby Equity Distribution Agreement. We would need to use the 60,000,000 shares to draw net proceeds of $19,000,000 if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

      Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for total net proceeds of $19 million (taking into account Cornell Capital Partners' 5% retainage fee and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). The amount of each advance is subject to a maximum advance amount of $712,500 (taking into account Cornell Capital Partners' 5% retainage fee), and we may not submit any advance within five trading days of a prior advance. Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, a possible significant decline in Falcon's stock price and our inability to draw sufficient funds when needed.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Falcon and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.46 per share and 25%, 50% and 75% discounts to the recent price.

         Net Cash To Falcon:

Market Price:             $          0.4600    $          0.3450    $          0.2300      $          0.1150
Purchase Price:           $          0.4600    $          0.3450    $          0.2300      $          0.1150
No. of Shares(1):                43,478,260           57,971,014           60,000,000(4)          60,000,000(4)
Total Outstanding(5):           105,740,260          120,233,014          122,262,000            122,252,000
Percent Outstanding(6):               41.12%               48.22%               49.07%                 49.07%
Net Cash to Falcon(7):    $      18,915,000    $      18,915,000    $      14,165,000      $       7,040,000

(1) Represents the number of shares of common stock registered in the accompanying registration statement at the prices set forth in the table.

(2) At the stated purchase price, the Company would only be required to issue 43,478,260 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.

(3) At the stated purchase price, the Company would only be required to issue 57,971,014 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.

(4) Represents the total number of shares of common stock being registered in the accompanying registration statement to be issued under the Standby Equity Distribution Agreement.

(5) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(7) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses and does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.

      Number of Shares To Be Issued:

Market Price:             $           0.4600    $           0.3450    $          0.02300      $           0.1150
Purchase Price:           $           0.4600    $           0.3450    $           0.2300      $           0.1150
No. of Shares(1)(2):              43,478,260            57,971,014            86,956,522             173,913,043
Total Outstanding(3):            105,740,260           120,233,104           149,218,522(4)          236,175,043(4)(5)
Percent Outstanding(6):                41.12%                48.22%                58.27%                  73.64%
Net Cash to Falcon(7):    $       18,915,000    $       18,915,000    $       18,915,000      $       18,915,000

(1) We are registering 60,000,000 shares of common stock in the accompanying registration statement, the surplus of which will be used to draw cash advances under the Standby Equity Distribution Agreement in the event our stock price drops below $0.46.

(2) Represents the number of shares of common stock that would have to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table in order for the Company to receive net proceeds of $18,915,000.

(3) Represents the total number of shares of common stock outstanding after the issuance of the shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.

(4) If the Company's stock price equaled this market price, it would require Falcon to register additional shares in order to draw down under the Standby Equity Distribution Agreement.

(5) Falcon's current Articles of Incorporation, as amended, authorize the issuance of 200,000,000 shares of common stock.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(7) This number reflects the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses, but does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.

            We are registering 1,666,667 shares of common stock in the accompanying registration statement under fixed convertible debentures. Falcon issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000 pursuant to a Securities Purchase Agreement dated April 19, 2005, which was subsequently amended on June 20, 2005. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures, or $1,000,000, is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). The debentures are secured by the assets of the Company. The debentures expire on April 19, 2007 and accrue interest at 5% per year. Principal shall be due and payable in 5 equal installments, plus accrued interest of each such installment. The installments of principal will be due and payable commencing on the earlier to occur of either (i) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or
(ii) September 1, 2005. Cornell Capital Partners may elect to convert any portion of the Debenture, in lieu of receiving these cash payments and the Company will be entitled to an off-set against cash payments due. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a further dilutive impact on our stockholders and could cause our stock price to decline. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

            We are registering 1,000,000 shares of common stock in the accompanying registration statement underlying warrants. Falcon issued a warrant to Cornell Capital Partners on April 19, 2005 to purchase 1,000,000 shares of common stock of the Company, which was subsequently amended on June 20, 2005 pursuant to the Securities Purchase Agreement. The warrant has an exercise price equal to $0.60 per share and expire on April 19, 2007. The warrant contains certain anti-dilution provisions. Specifically, whenever the Company issues or sells shares of its common stock (other than certain excluded securities, including but limited to, shares of common stock issued pursuant to the Standby Equity Distribution Agreement) for a consideration per share less than the warrant exercise price prior to the issuance, then after such issuance, the warrant exercise price then in effect shall be reduced to an amount equal to such consideration per share. Further, upon such adjustment to the exercise price, the number of shares issuable upon the warrant shall be adjusted to the number of shares determined by multiplying the exercise price in effect prior to such adjustment by the number of shares issuable upon exercise of the warrant immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment. If the Company at any time after the date of issuance of the warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater or lesser number of shares, any warrant exercise price in effect immediately prior to such subdivision will be proportionately reduced or increased, as the case may be, and the number of shares of common stock obtainable upon exercise of the warrant will be proportionately increased or decreased, as the case may be. The warrant, as amended, provides Cornell Capital Partners with piggy-back registration rights. In addition, the Company must at all times have authorized and reserved at least 100% of the number of shares of common stock needed to provide for the exercise of the rights then represented by the warrant and the par value of the shares must be at all times less than or equal to the warrant exercise price of $0.60.

Common Stock Offered                      63,067,667 shares by selling
                                          stockholders

Offering Price                            Market price

Common Stock Outstanding Before the       62,262,000 shares as of January 13,
Offering(1)                               2006

Use of Proceeds                           We will not receive any proceeds of
                                          the shares offered by the selling
                                          stockholders. Any proceeds we
                                          receive from the sale of common
                                          stock under the Standby Equity
                                          Distribution Agreement and warrant
                                          will be used for general working
                                          capital purposes and for drilling a
                                          replacement well on the DB Prospect.
                                          See "Use of Proceeds."

Risk Factors                              The securities offered hereby
                                          involve a high degree of risk and
                                          immediate substantial dilution. See
                                          "Risk Factors" and "Dilution."

Over-the-Counter Bulletin Board Symbol    FNGC.OB


(1) Excludes $1,000,000 of debentures convertible into 1,666,667 shares of common stock (at a fixed conversion price equal to $0.60), up to 60,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 1,000,000 shares of common stock to be issued upon the exercise of warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                       Nine Months Ending
                                               September 30,      September 30,
                                                   2005               2004
Statements of Operation Data                    (Unaudited)        (Unaudited)
                                               ------------      --------------

Revenues                                       $           --    $           --
Total expenses                                        807,772           609,060
Loss from operations                                 (807,772)         (609,060)
Total other income (expenses)                        (884,356)            1,020
Net loss                                           (1,692,128)         (608,040)
Net loss per common share, basic and diluted   $        (0.03)   $        (0.01)

Balance Sheet Data

Cash and cash equivalents                      $    5,262,254
Accounts receivable                                     2,000
Equipment, less accumulated depreciation                2,849
Software, less accumulated depreciation                11,416
Unproven properties - oil & gas leases                649,773
Proven properties - oil & gas leases                1,237,159
Prepaid expenses                                       48,183
Rent deposit                                            1,243
Total assets                                        7,214,877
Total liabilities                                   7,394,952
Common Stock and additional paid-in capital         6,924,162
Total liabilities and shareholders' equity     $    7,214,877

                                  RISK FACTORS

      We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related To Our Business

      Our Auditors Have Expressed An Opinion That There Is Substantial Doubt About Our Ability To Continue As A Going Concern

      In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the period from March 1, 2004 (Inception) to September 30, 2005, we recorded a net loss of $7,203,197. As of September 30, 2005 and December 31, 2004, we had deficit accumulated during the exploration stage of $7,203,197 and $5,511,069, respectively. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including obtaining approximately $5.5 million of additional financing to drill a replacement well on the DB Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

      We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On September 30, 2005 Were Not Sufficient To Satisfy Our Current Liabilities And, Therefore, Our Ability To Continue Operations Is At Risk

      We had a working capital deficit of $1,351,332 at September 30, 2005, and continue to need cash for operations. We have relied on significant external financing to fund our operations. As of September 30, 2005, we had $5,262,254 of cash and cash equivalents on hand and our total current assets were $5,264,254, and our total current liabilities were $6,615,586 Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2005 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or curtail future plans.

      If We Are Unable To Raise Additional Financing Our Business Could Fail And Investors Could Lose Their Entire Investment

      We estimate that we can satisfy our current cash requirements for [unbold the next 6 months] based upon our current needs and excluding the costs of drilling and lease exploration. We estimate that we need to raise at least $240,000 to satisfy our cash requirements for an additional 6 months excluding the costs of drilling and lease exploration. We need to raise $5.5 million to drill the replacement well on the DB Prospect, which we hope to obtain from our financing arrangement with Cornell Capital Partners. It is possible that we may not raise any additional financing for our operations or to drill a well. Other than the commitment by Cornell Capital Partners, we do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. Additional financing may not be available on favorable terms, if at all. If we are unable to raise the capital necessary to drill a replacement well on the DB Prospect, we may be forced to find a drilling partner in exchange for part of our mineral interest. If we cannot raise enough money to drill the well or find a suitable drilling partner, we will not be able to drill, and our business will fail. If we are unable to raise any additional financing or find a partner to provide financing, we will not be able to continue as a going concern for more than 6 months, and as a result, our business will fail and investors will lose their entire investment.

      We May Be Required To Make Rental Payments Of Approximately $782,000 On Certain Oil And Gas Leases In St. Mary Parish, Louisiana In October 2005 To Prevent Losing Our Interest Therein.

      We received from Argyle Energy, Inc. ("Argyle") an assignment of leases covering approximately 4,080 total acres of land comprising most of the Wyandotte Property. Pursuant to the terms of the leases, we will be required to make rental payments in October 2005, if we have not commenced drilling or reworking, and with respect to one of the leases, obtained production on the acreage. One lease covers approximately 2,730 acres of land and generally requires us to pay $200 per acre (or approximately $546,000). If we have not commenced drilling or reworking or we have not obtained production on or before 1 year from October 5, 2004, the lease will terminate. If we are engaged in drilling or reworking operations on this acreage, but we have not obtained production therefrom, on or before such date, this lease will terminate unless we continuously prosecute such operations with no more than a 90 day lapse between the abandonment of operations on one well and the beginning of drilling or reworking operations on another well. The other leases cover approximately 680 acres and 670 acres of land and require us to pay $150 per acre (or approximately $102,000) and $200 per acre (or approximately $134,000), respectively, if we have not commenced drilling operations on the land or on acreage pooled therewith on or before October 8, 2004 and October 5, 2004, respectively, or else they will terminate. We will need to raise additional capital to make the rental payments if we have not commenced drilling or reworking or obtained production, as the case may be. As discussed above, we need to also raise additional capital to begin drilling. If the rental payments become due and we have not raised enough money to make the payments, we will lose our entire interest in approximately 4,080 total acres of land comprising most of the Wyandotte Property.

      Because Of The Speculative Nature Of Natural Gas Exploration, There Is Substantial Risk That No Commercially Exploitable Natural Gas Will Be Found And That This Business Will Fail

      The search for commercial quantities of natural gas as a business is extremely risky. The Leased Property may not contain commercially exploitable quantities of natural gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of natural gas. Problems such as unusual or unexpected formations and other conditions are involved in natural gas exploration and often result in unsuccessful exploration efforts. We may not be able to discover and produce commercial quantities of natural gas from a replacement well on the DB Prospect. If we do not discover and produce commercial quantities of natural gas, we will not have any products or services to offer and our business could fail.

      We Have Not Confirmed Title To The Leased Property Or Perfected Title Therein; If Title To The Leased Property Is Defective, Our Business Could Fail

      We have entered into various assignments and other agreements with Argyle pursuant to which Argyle is to transfer certain oil, gas and mineral leases to us covering the Leased Property. Argyle has represented to us that Argyle is the Lessee in the leases that Argyle assigned to us. It is customary in our industry for leases to specifically disclaim warranties of title. We have not independently examined the title to the Leased Property or perfected title therein. Title to the Leased Property may be defective in some manner. If title to the Leased Property is defective, our business could fail.

      We Are The Defendant In Various Lawsuits Which Could Have A Material Adverse Effect On Our Business, Financial Position, Liquidity And Results Of Operation

      On October 8, 2004, Landmark filed a lawsuit against Falcon Natural Gas Corporation in the 125th District Court of Harris County, Texas. The Company issued a press release and posted on the Company's website a Report prepared by Landmark, which Landmark claims was in violation of an agreement between Landmark and the Company. The Company issued a corrective press release and removed the Report from its website. Landmark claims that Falcon Natural Gas Corporation breached its agreement with Landmark by engaging Market Movers to create and distribute an Advertisement that quotes from and paraphrases portions of the Report and repeatedly refers to the Report as a report of "Halliburton," "Halliburton Company," and "a Halliburton Company." Landmark is claiming breach of contract and injury to its business reputation and trade names and marks. Landmark is seeking unspecified damages, reasonable attorneys' fees, court costs, and injunctive relief. The Company has generally denied the allegations of Landmark. Landmark has agreed that if, after discovery, it finds that there is no basis for a claim that the Company had knowledge of, or was involved with, the commissioning or financing of the Advertisement, Landmark will dismiss Falcon Natural Gas Corporation from the lawsuit. Landmark is currently seeking to obtain sworn testimony through deposition of the third party that distributed the Advertisement. On November 3, 2004, Falcon Gas, an unaffiliated company with its principal place of business in Houston, Texas, filed a lawsuit against the Company in the United States District Court, Southern District of Texas, Houston Division. Falcon Gas is alleging trademark infringement and unfair competition arising from the Company's use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services which Falcon Gas claims are substantially similar to the services offered by Falcon Gas. Falcon Gas alleges that it is a leading developer of market-area high-deliverability, multi-cycle natural gas storage facilities. Falcon Gas is seeking injunctive relief as well as unspecified damages and payments to the Company of profits, gains, and advantages resulting from the alleged activities, reasonable attorneys' fees, and court costs. An unfavorable outcome on either of these matters could have a material adverse effect on our business, financial position, liquidity or results of operations despite our attempt to successfully defend against these claims. In addition, we could be forced to change our corporate name, and that of our subsidiary, if we lose the lawsuit brought by Falcon Gas.

      A Company Which Is Not Related To Us Has Distributed Investor Relations Materials Without Our Authorization Which May Contain False Or Misleading Statements And Investors In Us Should Be Cautious And Not Rely On The Information Contained In The Materials

      The Company has become aware of investor relations materials ("Materials") prepared and distributed by Market Movers newsletter ("Market Movers") which was released on at least three separate occasions during 2004 and 2005. The Materials may contain false or misleading statements. The Company, its management, Halliburton Company, and Landmark Graphics Corporation are not affiliated with Market Movers, did not pay for the preparation or distribution of the Materials, and did not approve either the information contained in the Materials or its public dissemination. The Market Movers Materials contained information about the Leased Properties, studies and reports completed on the Leased Properties, potential gains from an investment in the Company, and information regarding the price of natural gas and future prospects of the Company which were not endorsed by the Company. The Company disclaims any association with the use of this information by investors for investment decisions and invites investors to rely only on the Company's filings with the Commission. In making their investment decision in the Company, existing stockholders and potential investors should not rely on the information contained in the Materials or any future material distributed by Market Movers as such information may be false or misleading.

      Because We Have Not Commenced Business Operations And We Have A Limited Operating History, We Face A High Risk Of Business Failure

      We have a limited operating history upon which an evaluation of our future performance can be made. You should be aware of the difficulties normally encountered by new natural gas exploration companies similarly situated to us and the high rate of failure of such enterprises. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If we do not successfully address these risks, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the Leased Property that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. You should consider the likelihood of our future success to be highly speculative in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we realize problems, additional costs, difficulties, complications or delays in connection with our exploration activities, it will have a material adverse effect on our business, results of operations and financial condition, and as a result, our business could fail.

      The Company is Reliant On Key Management And Contractors And If The Company Loses Any Of Its Key Management, It Could Have A Material Adverse Effect On Our Business and Operations

      Our success depends upon the personal efforts and abilities of Fred B. Zaziski, a Director of the Company and our President and Chief Executive Officer, and Massimiliano Pozzoni, a Director and our Vice President of Business Development, Secretary and Treasurer (Principal Accounting Officer). Our ability to operate and implement our exploration activities is heavily dependent on the continued service of Messrs. Zaziski and Pozzoni, and our ability to attract qualified contractors on an as-needed basis. We have entered into one-year employment agreements with Mr. Zaziski and Mr. Pozzoni expiring in October 2005 and March 2005, respectively. We face continued competition for Messrs. Zaziski and Pozzoni (or other key management should we desire to attain the same) and such contractors. We cannot be certain that either Mr. Zaziski or Mr. Pozzoni will renew their respective employment agreements or that we will otherwise be able to retain Messrs. Zaziski or Pozzoni or attract and retain such contractors. The loss of Mr. Zaziski or Mr. Pozzoni or our inability to attract and retain qualified contractors on an as-needed basis could have a material adverse effect on our business and operations. We do not maintain life insurance on any of our executive officers or directors.

      Our Executive Officers And Directors Only Own Approximately 8.03% Of Our Outstanding Common Stock And Could Be Replaced Upon A Vote Of A Majority Of Our Shareholders Which Could Have A Material Adverse Affect On Our Business

      Massimiliano Pozzoni, a director of the Company and our Vice President of Business Development, Secretary and Treasurer (Principal Financial Officer), currently owns approximately 8.03% of the outstanding shares of our common stock. Fred B. Zaziski, a director of the Company and our Chief Executive Officer, does not currently own any shares of our common stock. A majority of our common stock is held by many shareholders who, voting their shares of common stock, could effect a change of our directors and management, which could have a material adverse affect on our business.

      Because Of The Inherent Dangers Involved In Natural Gas Exploration, There Is A Risk That We May Incur Liability Or Damages As We Conduct Our Business

      The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, explosions and other hazards against which we cannot insure or against which we may elect not to insure. In addition, we may be subject to certain liability with respect to certain federal and state environmental laws. The Company does not maintain insurance against such hazards. The payment of such liabilities may have a material adverse effect on our financial position, liquidity or results of operations.

      Our Future Capital Needs May Not Be Met And We May Forced To Abandon Or Curtail Our Business Plan Or Operations

      Our growth and continued operations could be impaired by limitations on our access to capital markets. If the market for the natural gas industry were to weaken for an extended period of time, our ability to raise capital would be substantially reduced. Capital from outside sources may not be available. If such financing is available, it may involve issuing securities senior to our common stock or equity financings which will be dilutive to existing holders of our common stock. If our future capital needs are not met, we may be forced to abandon or curtail our business plan or operations.

      Even If We Discover Commercial Quantities Of Natural Gas On The Leased Property, We May Not Be Able To Successfully Obtain Commercial Production

      Even if our exploration programs are successful in establishing commercial quantities of natural gas, we will still require additional funds to place the Leased Property into production. If we are not able to successfully obtain commercial productions, our business, results of operation and financial condition could be adversely affected.

      Our Industry Is Subject To Intense Competition And Competitive Pressures Could Adversely Affect Our Business, Results Of Operations And Financial Condition

      The natural gas industry is very competitive. Natural gas prices are at a 10-year high. The price of natural gas is affected by continuous shifts in supply and demand. Natural gas is becoming the preferred source of energy over fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not their will be an adequate supply is very uncertain. Numerous well-established companies are focusing significant resources on exploration and may be able to compete more effectively than the Company. However, we do not expect that the price of natural gas will drop in the near future. Due to these factors, we expect competition to intensify, particularly with respect to the acquisition of natural gas exploration services from independent contractors.

      In an effort to achieve operating efficiency, we rely on independent contractors to conduct our operations. For example, we have relied on various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. We engaged Stokes and Spieler to provide engineering support in preparation for drilling, and to supervise all drilling operations, on the DB Prospect. Because of the current high energy prices, lead times necessary to acquire drilling rigs or the services of independent contractors in the industry are high. We are negotiating with an independent contractor to be the operator and conduct drilling on the DB Prospect. However, as the competition in the natural gas industry intensifies, it will be harder for us to obtain a drilling rig or the services of independent contractors to conduct our operations. As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations and financial condition.

      We May Not Be Able To Manage Growth Effectively And Our Business, Results Of Operations And Financial Condition Could Be Adversely Affected

      If we grow, this growth could place a significant strain on our managerial, operational and financial resources. Further, if we enter into additional contracts, we could be required to manage multiple relationships with various customers and other third parties. These requirements could be exacerbated in the event of further growth of the Company or in the number of its contracts. Our systems, procedures or controls may not be adequate to support our operations and the Company's management may not be able to achieve the execution necessary to successfully implement the Company's business plan. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

                        RISKS RELATED TO OUR COMMON STOCK

If There's A Market For Our Common Stock, Our Stock Price May Be Volatile

      If there's a market for our common stock, we anticipate that such market would be subject to wide fluctuations in response to several factors, including, but not limited to:

      -     actual or anticipated variations in our results of operations;

      -     our ability or inability to generate revenues;

      -     increased competition; and

      -     conditions and trends in the natural gas industry.

      Our common stock is traded on the Over-the-Counter Bulletin Board. In recent years the stock market in general has experienced extreme price fluctuations that oftentimes have been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

We Have Not Created A Market To Sustain The Significant Amount Of Shares In Our Public Float

      We have a significant number of shares of common stock in our public float that were issued prior to the Exchange and change in our business focus. We have not, however, created a market for our common stock. We may not have adequate time to create such a market prior to the time our shareholders resell their shares. If our shareholders resell their shares before we can create a market, it may exert downward pressure on the price of our common stock.

A Default By Us Under The Convertible Debentures Would Enable The Holders Of The Convertible Debentures To Take Control Of Substantially All Of Our Assets

      We agreed to secure convertible debentures pursuant to a Security Agreement under which we pledged substantially all of our assets, including without limitation our machinery, equipment, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles, all of our inventory, all of our contract rights and general intangibles, all of our documents, warehouse receipts, instruments and chattel paper, all of our accounts and other receivables, instruments or other forms of obligations and rights to payment together with the proceeds thereof, to the extent assignable, all of our rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities, and all products and proceeds (including, without limitation, insurance proceeds) from the above-described assets. A default by us under the convertible debentures would enable the holders to take control of substantially all of our assets. The holders of the convertible debentures have no operating experience in our industry. If we were to default and the holders of the convertible debentures were to take over control of our Company, they could force us to substantially curtail or cease our operations. If this were to happen, any investment in our Company would become substantially devalued.

Our Common Stock Is Deemed To Be "Penny Stock," Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Do Not Expect To Pay Dividends For The Foreseeable Future

      We have not declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our common stock. Our ability to pay dividends is dependent upon, among other things, our future earnings, if any, as well as our operating and financial condition, capital requirements, general business conditions and other pertinent factors. Furthermore, any payment of dividends by us is subject to the discretion of our board of directors. Accordingly, dividends may not ever be paid on our common stock.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 62,262,000 shares of common stock outstanding as of January 13, 2006, 30,000,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 32,262,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued debentures convertible into 1,666,667 shares of common stock (at a fixed conversion price equal to $0.60).

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Debentures

      The sale of shares pursuant to a Securities Purchase Agreement with Cornell Capital Partners will have a dilutive impact on our stockholders. The fixed price under the convertible debentures is $0.60. Therefore, if the full amount of the convertible debentures or $1,000,000 is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Cornell Capital Partners will sell these shares in the market immediately, which could cause our stock price to decline. In addition, the interest on the debentures may be payable, at the option of Cornell Capital Partners, in shares of common stock of the Company as opposed to cash, which could have a further dilutive impact on our stockholders and could cause our stock price to decline.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

      The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on September 30, 2005 at an assumed offering price of $0.46 per share (100% of a recent closing bid price of $0.46 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.2828 per share. Dilution per share at prices of $0.3450, $0.2300 and $0.1150 per share would be $0.1892, $0.1044 and $0.0357, respectively.

      As a result, our net loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Standby Equity Distribution Agreement Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

      Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 5% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Falcon's common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

      The selling stockholders intend to sell in the public market 63,066,667 shares of common stock being registered in this offering. That means that up to 63,066,667 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

      In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are traded on the Over-the-Counter has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Falcon has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Falcon may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if the Company uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Falcon the opportunity exists for short sellers and others to contribute to the future decline of Falcon's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

      It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Falcon's stock price.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

      We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. Such financing may not be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $712,500 during any five trading day period (taking into account Cornell Capital Partners' 5% retainage). The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

      In the event Cornell Capital holds more than 9.99% of the then-outstanding common stock of Falcon, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 4.71% of our common stock and therefore we would be able to make draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital's beneficial ownership remains below 9.99%. If Cornell Capital Partners' beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. The Company will pay Cornell Capital 5% of each advance as an additional fee. In addition, the Company may receive up to $600,000 in proceeds upon the exercise of the 1,000,000 outstanding warrants covered by this prospectus, which will be used for working capital purposes.

      Pursuant to the Standby Equity Distribution Agreement, Falcon cannot draw more than $712,500 every five trading days (taking into account Cornell Capital Partners' 5% retainage) or more than $19,000,000 million over twenty-four months (exclusive of the 392,000 shares received by Cornell Capital Partners' as a one-time commitment fee). At an assumed market price of $0.46 per share, we will be able to receive the entire $19,000,000 in gross proceeds (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee) if the average stock price at which we make advances does not fall below $0.3334 per share. At the assumed market price of $0.46 per share we would need to issue 43,478,260 to receive gross proceeds of $19,000,000 (taking into account Cornell Capital Partners' 5% retainage fee) under the Standby Equity Distribution Agreement. However, we are registering 60,000,000 shares of common stock in the accompanying registration statement to be used for cash advances under the Standby Equity Distribution Agreement in the event our stock price declines prior to our making advances for the entire amount under the Standby Equity Distribution Agreement. We would need to use the 60,000,000 shares to draw the $19,000,000 in gross proceeds (taking into account Cornell Capital Partners' 5% retainage fee) if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

      For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. Net proceeds in the table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS PROCEEDS:                                                  $  5,000,000   $ 10,000,000   $ 20,000,000

NET PROCEEDS:                                                    $  4,665,000   $  9,415,000   $ 18,915,000

Number of shares that would be issued under the Standby Equity
  Distribution Agreement at an assumed offering price of $0.46     10,869,565     21,739,130     43,478,260

USE OF PROCEEDS:
General Working Capital                                               233,250        470,750        945,750
Drilling Replacement Wells                                            839,700      1,694,700      3,404,700
Drilling Exploration Wells                                          3,592,050      7,249,550     14,564,550
                                                                 ------------   ------------   ------------
Total                                                            $  4,665,000   $  9,415,000   $ 18,915,000
                                                                 ============   ============   ============

      The Standby Equity Distribution Agreement prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Falcon, except under certain limited circumstances. The Company may use the net proceeds from this offering for general corporate purposes, including, without limitation, the payment of loans incurred by the Company, the payment of salaries, for the purchase of furniture, fixtures and equipment, the payment of current liabilities and for other general expenses and costs of the Company. The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures.

                                    DILUTION

      The net tangible book value of Falcon as of September 30, 2005 was $(180,075) or $(0.0029) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Falcon (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Falcon, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.46 per share which is in the range of our recent share price.

      If we assume that we had issued 43,478,260 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.46 per share (i.e., the number of shares needed to access the entire amount available under the Standby Equity Distribution Agreement), less retention fees of $1,000,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2005 would have been $18,734,925 or $0.1772 per share. Note that at an offering price of $0.46 per share, we would receive net proceeds of $18,915,000 under the Standby Equity Distribution Agreement, or the entire amount available under the Equity Distribution Agreement. At an assumed offering price of $0.46, Cornell Capital Partners would receive a discount of $1,000,000 on the purchase of 43,478,260 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1801 per share and an immediate dilution to new stockholders of $0.2828 per share. At the assumed market price of $0.46 per share, we would need to issue 43,478,260 shares to receive gross proceeds of $19,000,000 (taking into account Cornell Capital Partner's 5% retainage fee) under the Standby Equity Distribution Agreement. The following table illustrates the per-share dilution:

Assumed public offering price per share                                 $0.4600
Net tangible book value per share before this offering     $(0.0029)
Increase attributable to new investors                       $0.1801
Net tangible book value per share after this offering                   $0.1772
Dilution per share to new stockholders                                  $0.2828


      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

             ASSUMED OFFERING  NO. OF SHARES TO BE  DILUTION PER SHARE
                  PRICE              ISSUED          TO NEW INVESTORS
              --------------       ----------         --------------

              $       0.4600       43,478,260         $       0.2828
              $       0.3450       57,971,014         $       0.1892
              $       0.2300       86,956,521(1)      $       0.1044
              $       0.1150      173,913,043(1)      $       0.0357

(1) We are registering 60,000,000 shares of common stock in the accompanying registration statement to be issued under the Standby Equity Distribution Agreement.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion contains certain statements that may constitute forward-looking statements. Any statements that refer to expectations, projections or other characterization of future events or circumstances, and especially those which include variations of the words "believes," "intends," "estimates," "anticipates," "expects," "plans," or similar words or variations thereof, are likely to be forward-looking statements, and as such, are likely to concern matters involving risk, uncertainty, unpredictability and other factors that could materially and adversely affect the outcome or results indicated by or inferred from the statements themselves. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this filing and in the Company's other filings with the Securities and Exchange Commission, and that no statements contained in the following discussion or in this filing should be construed as a guarantee or assurance of future performance or future results.

Overview

      Falcon Natural Gas Corp. was incorporated in Nevada as Countryside Review Inc. ("Countryside") on December 7, 2001. Our business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. We planned to sell advertising space on the magazine's web-site. Other than maintenance of a website, our current officers and directors are unaware of any past business operations regarding the on-line magazine. We did not generate any revenue from the on-line publishing business and have since discontinued such operations.

      On May 6, 2004, Countryside acquired 100% of the issued and outstanding shares of Falcon Natural Gas Corporation in a reverse merger transaction. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry rather than on-line publishing, changed our business focus. We are now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas. The Company is in its exploration stage, as it has not generated any revenues from its planned natural gas exploration operations.

      Falcon Natural Gas Corp. is a holding company for Falcon. Our business operations discussed herein are conducted by Falcon unless otherwise stated. Except as expressly indicated or unless the context otherwise requires, the "Company," "we," "our," or "us" means Falcon Natural Gas Corp., a Nevada corporation, and its subsidiary.

Critical Accounting Policies

      Our discussion and analysis of our financial condition and results of operations is based upon our audited financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policy affects our more significant judgments and estimates used in the preparation of our financial statements.

Property, Plant And Equipment

      The Company depreciates its capital assets over 3 years and this is only an estimate provided by management and bears the risk of change due to obsolescence or change in accounting method due to the difficulty in measuring the potential life of a capital asset.

Oil And Gas Leases

      Management has elected to capitalize costs related to the acquisition of oil and gas leases. This is in compliance with the successful efforts method of accounting for oil and gas leases under SFAS No. 19. The Company currently has capitalized oil and gas leases held which contain 26 BCF (70% of which are 18.2 BCF are owned directly by the Company and 30% of which is owned by local mineral owners) of Proven Undeveloped Reserves but may not provide the company with sufficient proven reserves, and in that case, the capitalized costs incurred to date may be expensed and significantly reduce total assets on the balance sheet.

Going Concern

      In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the period from March 1, 2004 (Inception) to September 30, 2005, we recorded a net loss of $7,230,197. As of December 31, 2004, we had deficit accumulated during the exploration stage of $5,511,069. As of September 30, 2005, we had a deficit accumulated during the exploration stage of $7,203,197. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including the acquisition of approximately $5.5 million of additional financing (discussed above) to drill a replacement well on the DB Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

Recent Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 153 and SFAS No. 152. We believe the adoption of these statements will have no impact on our financial statements. Also in December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, "Accounting for Stock Based Compensation." We have not yet determined the impact to our financial statements from the adoption of this statement. In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs." As of December 31, 2004, we did not have any inventory and we believe the adoption of this statement will not have any immediate material impact on our financial statements. In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." We have determined that there was no impact from the adoption of these statements.

                                PLAN OF OPERATION

      The following Plan of Operation of ours should be read in conjunction with our consolidated financial statements and notes thereto included herein.

      We are in the exploration stage as a natural gas exploration company. As such, we have not realized any revenues from our planned operations. We are engaged in natural gas exploration activities in St. Mary Parish, Louisiana; Starr County, Texas; Beauregard Parish, Louisiana; Jeff Davis Parish, Louisiana; and Live Oak County, Texas.

      During 2004 and the first nine months of 2005, we raised approximately $9,000,000 from a combination of equity and debt financing. We estimate that we can satisfy our cash requirements for the next 12 months which does not take into account our present debt services requirements which are presently being restructured, the costs for drilling wells or further exploration work on our leased properties. We currently use approximately $60,000 of cash per month for general and administrative expenses such as investor relations, advisory services, Internet/web-hosting, officer's salaries and director's fees, office and general expenses, professional fees, travel and entertainment and rent and related expenses. We estimate that such uses of cash will continue throughout 2005. We spent approximately $1,900,000 on lease exploration during 2004 and the first nine months of 2005. In October 2005 we received an additional $1,000,000 of debt financing part of which is being used to make interest payments due on prior debt.

      We obtained the services of independent contractors to complete two-dimensional geophysical studies of our Starr County property and three-dimensional geophysical seismic studies on our Wyandotte property. The well scheduled to be drilled on our Wyandotte Property is intended to be a replacement of the Inglewood 2 well, previously drilled in 1980. We originally anticipated being able to commence drilling operations on the Wyandotte Property in July 2005 but due to limited rig availability, we subsequently expected to being able to commence drilling operations no sooner than October 2005. Now due to Hurricane Katrina, we do not have any authorized commencement date although we still intend to proceed with drilling on the Wyandotte Property as and when circumstances permit. The Wyandotte Property was not damaged by Hurricane Katrina but the State of Louisiana is more than three months behind schedule in issuing drilling permits. At this time, Louisiana is giving priority to reconstruction efforts involving public and private infrastructure. For this reason, on October 1, 2005 we executed oil and gas well participation agreements with each of Bayou City Exploration, Inc. and Blue Ridge Group, Inc. under which an aggregate of six wells are scheduled to be drilled in the next three months. As the result of our July 15, 2005 loan from Cornell Capital Partners, LP and Highgate House Funds, Ltd. in which we received net proceeds of $5,490,000 we now have the necessary funds to cover our costs for drilling these new wells and for drilling part of the Wyandotte Property well.

      In connection with the Wyandotte Property, an engineering study has concluded that the reentry of the old well would be too risky. A new well will therefore be drilled. We plan to drill the replacement well to develop the Discorbis Bol Sands.

      The estimated cost for drilling and completion of the replacement well is $6,000,000. Drilling and completion of this or any other well is no guarantee that we will be able to produce commercial quantities of natural gas. If we do not discover and produce commercial quantities of natural gas, we will not have any products or services to offer and our business could fail. Estimates of reserves are made under conditions of uncertainty. Notwithstanding the foregoing, in September 2005 we requested and received a reserves report from an independent petroleum engineering firm with respect to the Wyandotte Property. The report indicated estimated proved undeveloped reserves of approximately 26 billion cubic feet of gas (70% of which or 18.2 BCF are owned directly by the Company and 30% of which is owned by local mineral owners) in the reservoirs comprising the Discorbis Bol Sands. Proved reserves are those quantities of petroleum and gas which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable, from a given date forward, from known reservoirs and under current economic conditions, operating methods, and government regulations. Proved reserves are categorized as developed or undeveloped.

      In general, reserves are considered proved if the commercial producibility of the reservoir is supported by actual production or formation tests. In this context, the term proved refers to the actual quantities of petroleum reserves and not just the productivity of the well or reservoir. In certain cases, proved reserves may be assigned on the basis of well logs or core analysis that indicate the subject reservoir is hydrocarbon bearing and is analogous to reservoirs in the same area that are producing or have demonstrated the ability to produce on formation tests.

      The area of the reservoir considered as proved includes (i) the area delineated by drilling and defined by fluid contacts, if any, and (ii) the undrilled portions of the reservoir that can reasonably be judged as commercially productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known occurrence of hydrocarbons controls the proved limit unless otherwise indicated by definitive geological, engineering or performance data.

      Reserves may be classified as proved if facilities to process and transport those reserves to market are operational at the time of the estimate or there is a reasonable expectation that such facilities will be installed. Reserves in undeveloped locations may be classified as proved undeveloped provided (i) the locations are direct offsets to wells that have indicated commercial production in the objective formation, (ii) it is reasonably certain such locations are within the known proved productive limits of the objective formation, (iii) the locations conform to existing well spacing regulations where applicable, and (iv) it is reasonably certain the locations will be developed. Reserves from other locations are categorized as proved undeveloped only where interpretations of geological and engineering data from wells indicate with reasonable certainty that the objective formation is laterally continuous and contains commercially recoverable petroleum at locations beyond direct offsets.

      We plan to drill the replacement well a few yards away from an existing well. We believe that we will have to drill the replacement well to a depth of at least 17,000 feet. We have estimated a dry hole cost of $4,340,000 and a completed cost of $5,500,000.

      If we can produce commercial quantities of natural gas that we can sell, we intend to use the proceeds to fund a second well on the Wyandotte property to accelerate the recovery time of the natural gas reserves. Based on our letter agreement with Argyle Energy Inc. for transferring all of our purchased leases into our name and the leases, we are entitled to receive a 70% net revenue interest. In addition, we plan to use any proceeds from production to fund additional exploration and drilling on our leased properties. We estimate that we will need between $2 million and $7 million of additional financing for each additional well that we desire to drill. We have not examined the title to our leased properties.

      We do not expect to purchase or sell any plant or significant equipment during the next twelve months.

      We have two full-time employees consisting of Fred B. Zaziski, our President and Chief Executive Officer, and Massimiliano Pozzoni, our Vice President of Business Development, Secretary and Treasurer (Principal Financial Officer). We do not expect significant changes in the number of employees during the next twelve months. We intend to use several contractors on an as-needed basis to conduct our operating activities. Messrs. Zaziski and Pozzoni will select and hire these contractors and manage and evaluate their work performance. Additionally, we have formed an advisory board with three experienced members, Alan Aitchison, our former Chief Executive Officer, Paul C. Kirkitelos and Daniel H. Tesfamicael. We established the advisory board in an effort to save cost by relying on the members rather than consultants in such areas as drilling, petroleum engineering, and capital raising efforts.

Results Of Operations

      We are in the exploration stage and have not generated any revenues from our planned natural gas exploration operations. The acquisition of Falcon Natural Gas Corporation is being accounted for as a reverse merger and recapitalization whereby Falcon, the operating company which was incorporated on March 1, 2004, is the continuing entity for all accounting purposes.

      March 1, 2004 (Inception) To December 31, 2004

      We had a loss from operations of $4,882,235 for the period from March 1, 2004 to December 31, 2004, consisting of advisory services of $3,833,790 (includes 2,500,000 shares of common stock issued to Davos Petroleum AG and valued at $1.42 per share), lease exploration expense of $571,504, officer and director fees of $136,977, professional fees of $135,386, investor relations expense of $115,750, rent and related expenses of $23,746, travel and entertainment of $22,779, Internet/ web-hosting expense of $20,227, office and general expenses of $15,937, and depreciation and amortization of $6,139.

      Total other expense for the period from March 1, 2004 to December 31, 2004 was $628,834, consisting of financing fees of $500,000 and interest expense of $129,854 that were offset by other income of $500 and interest income of $520.

      We had a net loss of $5,511,069 (or a basic and diluted net loss per share of $0.09) for the period from March 1, 2004 to December 31, 2004.

      As of December 31, 2004, we had an accumulated deficit of $5,511,069.

Recent Developments

      On November 28, 2005 we entered into a Participation Agreement with Southern Resource Company, a Texas corporation ("Southern"), effective as of September 1, 2005 with respect to (i) our acquisition from Southern of undivided interests in and to certain oil, gas and mineral leases in DeWitt County, Texas (the "Leases"); (ii) our participation with Southern in additional oil, gas, and mineral leases within the target area; and (iii) our participation in the drilling of one or more wells in the target area.

      There are at least 11 oil and gas prospects in the target area. Southern has agreed to sell us a 47% working interest in the Leases, subject to, among other things, our payment of a proportionate share of all royalties previously reserved or conveyed to third parties provided that our net revenue interest in any such Leases shall not be less than our proportionate share (47%) of 73%. We have agreed to commence operations for the drilling of an exploratory well in search of oil and gas with Southern as operator in accordance with the Participation Agreement and a related Operating Agreement between us and Southern, effective as of September 1, 2005. For and in consideration of our acquiring an interest in the subject prospect(s) we paid Southern 47% of $70,000 or $32,900 respecting our proportionate share of the geological prospect fee attributable to the initial prospect area. Such amount is non-refundable, unless Southern fails, for reasons other then circumstances beyond its control, to commence the drilling on the initial prospect area on or before June 1, 2006. Within 30 days after the log of the initial test well on the prospect, we are required to elect whether or not to continue to participate in the acquisition of Leases and payment of prospect fees for subsequent prospects in the targeted area. If we elect to continue, we must pay Southern 47% of $280,000 or $131,600 representing our proportionate share of the geological prospect fee attributable to four additional prospects (if obtainable) provided that if Southern notifies us in writing that it has received a bona fide offer from an unrelated third party to participate in 10 additional prospects, we must pay no less then 47% of $700,000 or $329,000, on terms that Southern is willing to accept. If we elect not to participate, or fail to make an election within the required time frame, we shall have no right to participate in any future development of the targeted area or any right to a refund of monies previously paid by us and the Participation Agreement shall terminate, provided that we shall retain all rights in the initial prospect area and under the Operating Agreement applicable to that prospect area. Assuming the four additional prospects option is in play and we have agreed to such, after the initial test wells on such four additional prospects have been drilled, we are required to make a further election whether or not to participate in up to 6 additional prospects (if obtainable), and if so, we are required to pay 47% of $420,000 or $197,000, representing our share of the geological prospect fees attributable to such six additional prospects. If we elect not to continue, or fail to make an election within the required time frame we shall have no right to participate in any future development of the targeted area, nor any right to a refund of monies theretofore paid, and the Participation Agreement shall terminate; provided that we shall retain all our rights in the prospects in which we have participated, the Leases for which we have paid our proportionate share, and all rights under the Operating Agreements applicable to those prospects. It is a condition precedent to our obligation to make such elections that Southern shall identify the next four or six prospects which it proposes to acquire and the information available to it concerning the status of such areas, and Southern has agreed to use its best efforts to acquire leases and/or farmins covering such areas on terms acceptable to the parties, if obtainable. Southern is further obligated to refund the prospect fee for any prospect and any unexpended lease money advance by us that Southern does not drill within 120 days of our payment of such prospect fee, if the failure to drill is for reasons other than circumstances beyond its control, and provided further that Southern shall not be obligated to refund any prospect fee, or unexpended lease money, or to deliver any assignment of Leases to us if we fail or refuse to participate in the drilling of the initial test well on any such prospect.

      We have further agreed to pay to Southern 58.75% of the actual cost of the Leases to be acquired along with our share of the actual direct cost attributable to the Lease acquisition in the initial prospect area which incorporates, but is not limited to, lease bonus consideration, landmans' fees, drafting fees, legal fees, survey fees, and other similar fees. If we make the elections to continue in the program pursuant to the terms discussed above, we shall pay 58.75% of the actual cost attributable to Lease acquisition in the relevant prospects identified in such elections, which are selected and designated as provided in the Participation Agreement.

      We are further obligated to pay to Southern 58.75% of the before casing point costs attributable to the drilling of the initial test well on each contemplated prospect to casing point. All operations after casing point will be on a prorata working interest basis, as set out in the Operating Agreement. Notwithstanding the foregoing, Southern shall not be required to perform nor shall Southern be liable for any cost or expense (except its 20% after casing point share) for so long as it is prevented or delayed from commencing or resuming normal operations that are the result of any Federal or state law or any order, rule or regulation of any governmental authority, any force majeure, including but not limited to, acts of God, inclement weather, floods, strikes, or the scarcity or inability to obtain or to use equipment or material. Should such an event take place and, as a result thereof, Southern incurs any cost or expense related thereto, then the total cost of such an occurrence or event or will be borne pro-rata by Southern and us.

      The initial test well as it pertains to each prospect contemplated by the Participation Agreement may be turnkeyed should the majority of working interest participants, inclusive of Southern's interest, elect to do so.

      We are further obligated to pay Southern 47% of the actual costs of completing and equipping each well, if an election is made at casing point by us for a completion attempt.

      Pursuant to the Participation Agreement, Southern has assigned to us an undivided 47% working interest in the Leases. The assignment is without warranty, express or implied, except as to claims arising by, through or under Southern. If we elect to continue in the program as provided above, subsequent assignments shall be made to us as additional leases are acquired, and the costs thereof are invoiced to and paid by us.

      In connection with a $6,000,000 12% July 15, 2005 Note issued by us to Cornell Capital Partners, LLP and Highgate House Funds, Ltd. and a related Pledge and Escrow Agreement of the same date, as more fully described in Item 2 hereof, we received net loan proceeds of $5,490,000 and issued 24,000,000 shares of our common stock in escrow as security for repayment of the Note.

      In June 2005 we executed lease assignments, effective as of March 25, 2004, with Argyle Energy, Inc. ("Argyle") respecting our Starr County, Texas property. In connection therewith, Argyle reserved unto itself an overriding royalty interest in the leases equal to the difference between 30% and the existing lease royalty and overriding royalty burdens of record as of the effective date. In connection with leases covering less than 100% of the mineral rights in the lands covered thereby, the overriding royalty interest as provided above was proportionately reduced.

      In June 2005 we executed lease assignments effective as of August 12, 2004, with Argyle Energy, Inc. respecting our St. Mary Parish, Louisiana property. In connection therewith, Argyle reserved into itself an overriding royalty interest in the leases equal to the difference between 30% and the existing lease royalty and overriding royalty burdens of record as of the effective date. In connection with leases covering less than 100% of the mineral rights in the lands covered thereby, the overriding royalty interest as provided above was proportionately reduced.

      On May 12, 2005 we entered into a Loan Agreement with an unaffiliated third party pursuant to which we received a $200,000 loan. The loan, which is unsecured, is due May 11, 2006 and bears interest at the rate of 12% per annum. On May 25, 2005 we amended a November 25, 2004 Loan Agreement with the same party respecting a 12% $140,000 unsecured loan that was set to mature on May 25, 2005. The repayment date for the $140,000 loan was extended to May 24, 2006. In consideration thereof, we agreed to pay a $5,000 facility fee to the lender at the end of the term, as extended.

      On April 25, 2005 we entered into an agreement (the "Agreement") with Blue Ridge Energy, Inc. ("BRE") respecting BRE's performing the duties of an operator and otherwise managing all typical drilling, completion and production operations conducted on our Wyandolte property located in St. Mary Parish, Louisiana (the "Property"). The Agreement, which was given retroactive effect to January 1, 2005, requires us to pay BRE an amount equal to $20,000 per month during each month that BRE is actively engaged in preparation for and the drilling and completion of each well drilled on the Property. As additional compensation, BRE will receive a 6.25% carried working interest and corresponding 4.375% net revenue interest in each well drilled by us on the Property.

Liquidity And Capital Resources

      For Fiscal Year Ended December 31, 2004

      As of December 31, 2004, we had total current assets of $164,227 consisting of cash and cash equivalents of $162,227 and accounts receivable of $2,000.

      As of December 31, 2004, we had total current liabilities of $162,478, consisting of a note payable of $140,000, accounts payable of $7,349, accrued liabilities of $6,959, interest payable of $4,854, a note payable to related party of $3,216, and an advance from shareholder of $100.

      We had net working capital of $1,749 at December 31, 2004.

      Net cash used by operating activities was $1,018,253 for the period from March 1, 2004 to December 31, 2004, primarily due to a net loss of $5,511,069, which was primarily offset by an adjustment for common stock issued for services of $3,899,332, an adjustment for common stock issued for financing costs and charges of $500,000 and an adjustment for interest expense for beneficial conversion feature of $125,000.

      Net cash used by investing activities was $1,358,948 for the period from March 1, 2004 to December 31, 2004, due to the acquisition of oil and gas leases of $1,357,541 and the purchase of equipment of $4,088 that were offset by cash received through recapitalization and acquisition of $2,681.

      Net cash provided by financing activities was $2,539,428 for the period from March 1, 2004 to December 31, 2004, due to the issuance of common stock for cash of $2,031,928, proceeds from convertible debt of $367,500 and proceeds from notes payable of $140,000.

      For the Nine Months Ended September 30, 2005

      As of September 30, 2005,we had total current assets of $5,264,254, consisting of cash and cash equivalents of $5,262,254 and accounts receivable of $2,000.

      As of September 30, 2005, we had total current liabilities of $6,615,586, consisting of accounts payable of $65,288, interest payable of $210,298 and a note payable of $6,340,000.

      We had a working capital of $1,351,332 at September 30, 2005.

      Net cash used by operating activities was $1,183,294 for the nine-month period ended September 30, 2005, primarily due to a net loss of $1,692,128, which was primarily offset by an adjustment for common stock issued for services of $36,000 and an adjustment for interest expense for beneficial conversion feature of $111,111.

      Net cash used by investing activities was $319,808 for the nine-month period ended September 30, 2005, due to the acquisition of oil and gas leases of $304,391 and the purchase of equipment of $15,417.

      Net cash provided by financing activities was $6,603,129 for the nine-month period ended September 30, 2005, due to proceeds from notes payable of $6,200,000.

      We estimate that we can satisfy our cash requirements for the next twelve months which does not take into account the costs of drilling or further exploration work. We need to raise approximately $5.5 million to drill the replacement well on the DB Prospect. During 2004, we raised $2,539,428 from a combination of equity and debt financing. We initially acquired our interest in the Starr County Property from Argyle for $288,000 consisting of $63,000 cash and the issuance of 900,000 shares of common stock valued at $0.25 per share. We acquired interests in additional oil and gas leases covering approximately 3,600 additional acres of land from Argyle for $640,000 as part of the Starr County Property. On August 2, 2004, we paid $204,655 to enter into a Letter Agreement to acquire the Wyandotte Property. The Company made two additional payments of $404,235 in August 2004 and $454,235 in October 2004, to Argyle, along with the issuance of 2,500,000 restricted shares of our common stock to Davos Petroleum AG in connection with the Letter Agreement. Pursuant to the Letter Agreement, Argyle is to exercise its options to acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to the Company. In February 2005, we successfully bid $21,924 and acquired from the State of Louisiana a lease for oil and gas covering approximately 84 additional acres of land as part of the Wyandotte Property. We have not examined the title to the Leased Property. The Company executed assignment agreements with Argyle in June 2005 to transfer the interests in the Wyandotte Property.

      We will need between $2 million and $7 million for any additional wells that we decide to drill on the Leased Property. We entered into a Standby Equity Distribution with Cornell Capital Partners to fund drilling and further exploration. We anticipate that the majority of funds available under the Standby Equity Distribution will be used to finance our drilling activities. The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures. Pending the effectiveness of this registration statement covering the resale of our shares of common stock issuable to Cornell Capital Partners under the Standby Equity Distribution Agreement and $1,000,000 of convertible debentures which the Company issued to Cornell Capital Partners, Cornell Capital Partners is obligated to provide the Company with $19 million of additional financing. We need the additional capital from Cornell Capital Partners or another source to begin drilling on the DB Prospect. We have also engaged a financial advisory company to assist us in raising additional financing. Except for the commitment by Cornell Capital Partners, we do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. We may not be successful in obtaining an effective registration statement. Additional financing may not be available to us on favorable terms, if at all. If we are unable to raise the capital necessary to drill a replacement well on the DB Prospect, we may be forced to find a drilling partner in exchange for part of our mineral interest. We cannot raise the money or find a suitable drilling partner, we will not be able to drill and our business will fail. Even assuming that the Company obtains the necessary financing for drilling, if we do not discover and produce commercial quantities of natural gas, our business could fail. If we are unable to raise any additional financing or find a partner to provide financing, we will not be able to continue as a going concern for more than three months, and as a result, our business will fail and investors will lose their entire investment.

Financing Provided By Cornell Capital Partners, LP

      Pending the effectiveness of this registration statement covering the resale of the Company's shares of common stock issuable to Cornell Capital Partners under the convertible debentures and the Standby Equity Distribution Agreement, and certain other limitations, Cornell Capital Partners is obligated to provide us with $19 million of additional financing. We need the additional capital from Cornell Capital Partners or another source to begin drilling on the DB3 Prospect. As discussed throughout this registration statement, if we are unable to obtain financing under the Standby Equity Distribution Agreement, our business could fail. Certain terms of the financing are set forth in the paragraphs below.

Standby Equity Distribution Agreement

      On November 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. On April 19, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners whereby the Standby Equity Distribution Agreement, dated November 19, 2004, and the related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

      Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell on April 19, 2005. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $19.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 100% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners' obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $712,500 per weekly advance (after taking into account Cornell Capital Partners' 5% retainage). We should be able to receive the entire $19,000,000 in gross proceeds, available under the Standby Equity Distribution Agreement, if we request a maximum advance of $712,500 every week for two years and our stock price does not fall below $0.3334 per share. If our stock price decreases below $0.3334 will have to register additional shares in another offering in order to receive the full amount of gross proceeds available under the Standby Equity Distribution Agreement. Our ability to receive cash advances under the Standby Equity Distribution Agreement is limited by the number of shares we have registered in this offering for resale. The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures.

Fixed Convertible Debentures

      Pursuant to a Securities Purchase Agreement entered into on November 19, 2004, Cornell purchased $1,000,000 of convertible debentures, which was disbursed as follows: (i) $500,000 on November 22, 2004 and (ii) the remaining $500,000 on January 27, 2005. The debentures were convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures were secured by the assets of the Company. The debentures had a two-year term and accrued interest at 5% per year. Cornell Capital Partners received 10% of the gross proceeds of the convertible debentures. Source Capital received 7% of the first $500,000 disbursement and 7% of the second $500,000 disbursement.

      On April 19, 2005, the Company and Cornell Capital Partners terminated the Securities Purchase Agreement entered into on November 19, 2004, and the related Convertible Debentures, Security Agreement, Escrow Agreement, Investor Registration Rights Agreement and Irrevocable Transfer Agent Instructions of even date therewith were terminated.

      Upon execution of the Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital Partners on April 19, 2005, which was subsequently amended and restated on June 20, 2005. Pursuant to the amended and restated Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures, or $1,000,000, is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Principal shall be due and payable in 5 equal installments, plus accrued interest of each such installment. The installments of principal will be due and payable commencing on the earlier to occur of either (i) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or
(ii) September 1, 2005. Cornell Capital Partners may elect to convert any portion of the debenture, in lieu of receiving these cash payments and the Company will be entitled to an off-set against cash payments due. Assuming Cornell Capital Partners had converted the $1,000,000 in convertible debentures into 1,666,667 shares of common stock at the Fixed Price on March 31, 2005, this would represent an immediate dilution to new stockholders of $0.03 per share. The debentures are secured by the assets of the Company. The debentures expire on April 19, 2007 and accrue interest at 5% per year. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a further dilutive impact on our stockholders and could cause our stock price to decline. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

      On April 19, 2005, in connection with the Termination Agreement and the execution of the new Securities Purchase Agreement, the Company issued a warrant to Cornell Capital Partners to purchase 1,000,000 shares of the Company's common stock, which was subsequently amended and restated on June 20, 2005. The warrants have an exercise price equal to $0.60 per share and expire on April 19, 2007. The warrant contains certain anti-dilution provisions. Specifically, whenever the Company issues or sells shares of its common stock (other than certain excluded securities, including but limited to, shares of common stock issued pursuant to the Standby Equity Distribution Agreement) for a consideration per share less than the warrant exercise price prior to the issuance, then after such issuance, the warrant exercise price then in effect shall be reduced to an amount equal to such consideration per share. Further, upon such adjustment to the exercise price, the number of shares issuable upon the warrant shall be adjusted to the number of shares determined by multiplying the exercise price in effect prior to such adjustment by the number of shares issuable upon exercise of the warrant immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment. If the Company at any time after the date of issuance of the warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater or lesser number of shares, any warrant exercise price in effect immediately prior to such subdivision will be proportionately reduced or increased, as the case may be, and the number of shares of common stock obtainable upon exercise of the warrant will be proportionately increased or decreased, as the case may be.

      The warrant, as amended, provides Cornell Capital Partners with piggy-back registration rights. In addition, the Company must at all times have authorized and reserved at least 100% of the number of shares of common stock needed to provide for the exercise of the rights then represented by the warrant and the par value of the shares must be at all times less than or equal to the warrant exercise price of $0.60.

Promissory Notes

      On July 15, 2005 we issued a $6,000,000 promissory note (the "Note") to Cornell Capital Partners, LP ("Cornell") and Highgate House Funds, Ltd ("Highgate") with respect to an aggregate of $6,000,000 loaned to us by Cornell and Highgate consisting of $4,000,000 from Cornell and $2,000,000 from Highgate. The Note bore interest at the rate of 12% per annum. Principal and interest due on the note was payable in 23 equal weekly installments, each in the amount of $250,000, and 1 installment of $502,452.05. The first payment was due the earlier of September 2, 2005 or the first Friday after the date on which our registration statement (the "Registration Statement") on Form SB-2 (File No. 333-124397) was declared effective by the Securities and Exchange Commission and, in all events, was payable in full no later than 24 weeks from September 2, 2005, which is February 10, 2006. The repayment of the Note was not contingent on the Registration Statement being declared effective. If the Note was not paid in full when due, the outstanding principal balance together with all interest due thereon was to be thereafter due and payable with interest thereon at the rate of 24% per annum or the highest rate permitted by applicable law, if lower, until paid. At our option, the Note could be prepaid in whole or in part. Cornell and Highgate (collectively the "Lenders") received a cash fee of 8% or $480,000 and a structuring fee of $10,000 in connection with the loan. Further, Lender's counsel was paid $20,000 in connection with the loan transaction. We received aggregate loan proceeds of $5,490,000. Upon an Event of Default, as described in the Note, the entire principal balance and accrued interest outstanding under the Note, was to become immediately due and payable.

      The Note was secured by the Pledged Shares, as such term was defined in the related Pledge and Escrow Agreement between us, Cornell and Highgate dated July 15, 2005, as well as the Security Agreement entered into by and between us and Cornell on April 19, 2005. The Pledged Shares consisted of an aggregate of 24,000,000 shares of our common stock issued in the name of the Lenders (the "Escrow Agent") delivered to Kirkpatrick & Lockhart Nicholson Graham LLP, as escrow agent (the "Escrow Agent") on or about July 20, 2005. The Pledged Shares were to be held by the Escrow Agent until payment in full on the Note or termination or expiration of the Pledge and Escrow Agreement. Upon the occurrence of an Event of Default, as defined in the Pledge and Escrow Agent, the Lenders were to become entitled to vote the Pledged Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Pledged Shares. Upon payment of all amounts due to the Lenders under the Note, the Pledged Shares were to be returned to us by the Escrow Agent for cancellation and all rights of the Lenders in the Pledged Shares shall was to be terminated. The Lenders were to have no ownership rights in the Pledged Shares absent an Event of Default. Accordingly, the Pledged Shares were not deemed to be outstanding unless and until an Event of Default have occurred.

      We were unable to make any of the installment payments due under the Note, the first of which was to have been made on September 2, 2005. At such time, Cornell and Highgate declined to exercise their right to declare the nonpayment an Event of Default and agreed to restructure our existing obligations to them under the Note and to provide us with additional financing. In connection therewith, on October 17, 2005 we received gross proceeds of $1,000,000 from Highgate, cancelled the Note and replaced it with $7,000,000 of Secured Convertible Debentures dated October 17, 2005 which represented the original $4,000,000 lent to us by Cornell, the original $2,000,000 lent to us by Highgate and an additional $1,000,000 lent to us by Highgate on October 17, 2005. Accordingly, the $7,000,000 of Debentures consisted of a $4,000,000 Debenture issued to Cornell and a $3,000,000 Debenture issued to Highgate. In connection with the additional financing, we paid Highgate a 10% cash fee of $100,000, paid a $10,000 structuring fee, paid $5,485.73 in legal fees, and paid Highgate and Cornell an aggregate $185,424.66 representing all interest due on the Note from its July 15, 2005 date of issuance to the October 17, 2005 date of cancellation. After making these payments, we retained the net proceeds of $699,089.61. The Secured Convertible Debentures mature on October 17, 2006 and bear interest at the rate of 12% per annum. Payments of principal and interest are due and payable monthly on the Secured Convertible Debentures commencing January 15, 2006. The Debentures are convertible into shares of our common stock at the option of the holders thereof, in whole or in part, at any time, at a price of $.60 per share, which may be adjusted pursuant to the terms of the Debentures (the "Conversion Price"). In the event the closing price for our common stock is less than the Conversion Price, we can, at our option, redeem all or a portion of the principal and interest then due on the Debentures at a 20% premium over the amount of principal and interest being redeemed.

                             DESCRIPTION OF BUSINESS

Business Development And Recent Events

      The Company was incorporated in Nevada as Countryside Review Inc. on December 7, 2001. The Company's business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. The Company planned to sell advertising space on the magazine's web-site. The Company did not generate any revenue from this business. Other than maintenance of a website, the Company's current officers and directors are unaware of any past business operations regarding the on-line magazine. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon, which did not occur until May 6, 2004, as discussed below. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry, changed the Company's business focus. The Company is now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas.

      On March 22, 2004, Massimiliano Pozzoni, currently a Director of the Company and the Company's Vice President of Business Development, Secretary and Treasurer, acquired an aggregate of 20,000,000 shares of common stock of the Company in exchange for $500,000 pursuant to three Stock Purchase Agreements with the following former directors and officers of the Company: Doug Berry, Bernadette Berry and Lisa Zumpano. On the next day, Mr. Pozzoni returned 5,000,000 shares of the common stock to the Company in contemplation of the acquisition of Falcon. Pursuant to an action by the Company's board of directors, the shares that were returned by Mr. Pozzoni were subsequently cancelled, returned to treasury and then retired and restored to the status of authorized and unissued. As a result of these transactions, Mr. Pozzoni, who owned 15,000,000 shares (or 33.3%) of common stock of the Company immediately thereafter, exercised significant influence over the Company.

      On April 12, 2004, the Company completed a 5:1 forward stock split (the "Forward Split") of its issued and outstanding common stock. The effect of the Forward Split has been retroactively reflected in this filing unless otherwise stated.

      On May 6, 2004, the Company acquired 100% of the issued and outstanding shares of Falcon in exchange for 20,900,000 shares of the Company's common stock (the "Exchange" or the "Acquisition"). Mr. Pozzoni, who owned approximately 22.8% of, and continued to exercise significant influence over the Company immediately after the Acquisition, became the Company's sole Director, President, Secretary and Treasurer. Mr. Pozzoni was also serving in these capacities for Falcon at the time of the Acquisition. The Exchange was accounted for as a reverse merger and recapitalization whereby the operating company, Falcon, is the continuing entity for all accounting purposes.

      The Company is a holding company for Falcon. The business operations of the Company discussed herein were conducted by Falcon unless otherwise stated. Except as expressly indicated or unless the context otherwise requires, the "Company," "we," "our," or "us" means Falcon Natural Gas Corp., a Nevada corporation, and its subsidiary.

      Prior to the Exchange, Falcon acquired from Argyle Energy, Inc. ("Argyle") oil and gas leases that entitle Falcon to a 100% net working interest and a 70% net revenue interest in five tracts of land consisting of an aggregate of approximately 800 acres located in Starr County, Texas (the "Starr County Property"). We filed the assignment agreement for these leases as an exhibit to our Form 10-QSB filed with the SEC on August 23, 2004. These leases are in the process of being transferred to Falcon. To acquire this interest, Falcon paid $63,000 cash and issued 900,000 shares of Falcon's common stock to Argyle. Argyle subsequently exchanged the property for 900,000 shares of the Company's common stock valued of $225,000 (or $0.25 per share) in connection with the Acquisition. The Starr County Property is in close proximity to the Bob West gas field located in the Southeastern part of the State of Texas. The Company paid $640,000 to Argyle for a 100% working interest and a 70% net revenue interest in additional oil and gas leases covering approximately 3,600 additional acres of land as part of the Starr County Property. The Company owns a 100% Net Working Interest and 70% Net Revenue interest on all its leases. The Company pays 100% of the development costs and is entitled to 70% of hydrocarbon revenues.

      Prior to the Exchange, Falcon entered into a Letter Agreement with Argyle to acquire various oil, gas and mineral leases located in St. Mary Parish, Louisiana and, contemporaneously therewith, paid $204,655 to Argyle in consideration for Argyle presenting geological ideas and concepts to Falcon. Argyle had contracted for options to acquire such leases which covered approximately 7,442 acres of land in St. Mary Parish, Louisiana. The options were subject to landowner royalties and overriding royalties equal to 30%, such that the net revenue interest attributable to any working interest in such leases would be 70%. The Letter Agreement provided that Falcon would make two
(2) additional payments of $404,235 and $454,235 to Argyle in order that Argyle could exercise its options, acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to Falcon. As of December 31, 2004, the additional payments had been made to Argyle. As of June 2005, Falcon has executed assignment agreements to transfer the interests. The Company now currently owns a 100% Net Working Interest and 70% Net Revenue interest on all its leases. The Company pays 100% of the development costs and is entitled to 70% of hydrocarbon revenues. For purposes of this filing, the Company refers to the 100% working interest and the 70% net revenue interest in oil, gas and mineral leases that it will receive from Argyle covering the acreage of land located in St. Mary Parish, Louisiana as the "Wyandotte Property". The Company issued 2,500,000 restricted shares of the Company's common stock to Davos Petroleum AG ("Davos") for Davos' services in structuring the transaction with Argyle regarding the Wyandotte Property. In February 2005, Falcon successfully bid $21,924 and acquired an oil and gas lease from the State of Louisiana covering approximately 84 additional acres of land as part of the Wyandotte Property.

      The Starr County Property and the Wyandotte Property are collectively referred to as the "Leased Property."

      On November 28, 2005 we entered into a Participation Agreement with Southern Resource Company, a Texas corporation ("Southern"), effective as of September 1, 2005 with respect to (i) our acquisition from Southern of undivided interests in and to certain oil, gas and mineral leases in DeWitt County, Texas (the "Leases"); (ii) our participation with Southern in additional oil, gas, and mineral leases within the target area; and (iii) our participation in the drilling of one or more wells in the target area.

      There are at least 11 oil and gas prospects in the target area. Southern has agreed to sell us a 47% working interest in the Leases, subject to, among other things, our payment of a proportionate share of all royalties previously reserved or conveyed to third parties provided that our net revenue interest in any such Leases shall not be less than our proportionate share (47%) of 73%. We have agreed to commence operations for the drilling of an exploratory well in search of oil and gas with Southern as operator in accordance with the Participation Agreement and a related Operating Agreement between us and Southern, effective as of September 1, 2005. For and in consideration of our acquiring an interest in the subject prospect(s) we paid Southern 47% of $70,000 or $32,900 respecting our proportionate share of the geological prospect fee attributable to the initial prospect area. Such amount is non-refundable, unless Southern fails, for reasons other then circumstances beyond its control, to commence the drilling on the initial prospect area on or before June 1, 2006. Within 30 days after the log of the initial test well on the prospect, we are required to elect whether or not to continue to participate in the acquisition of Leases and payment of prospect fees for subsequent prospects in the targeted area. If we elect to continue, we must pay Southern 47% of $280,000 or $131,600 representing our proportionate share of the geological prospect fee attributable to four additional prospects (if obtainable) provided that if Southern notifies us in writing that it has received a bona fide offer from an unrelated third party to participate in 10 additional prospects, we must pay no less then 47% of $700,000 or $329,000, on terms that Southern is willing to accept. If we elect not to participate, or fail to make an election within the required time frame, we shall have no right to participate in any future development of the targeted area or any right to a refund of monies previously paid by us and the Participation Agreement shall terminate, provided that we shall retain all rights in the initial prospect area and under the Operating Agreement applicable to that prospect area. Assuming the four additional prospects option is in play and we have agreed to such, after the initial test wells on such four additional prospects have been drilled, we are required to make a further election whether or not to participate in up to 6 additional prospects (if obtainable), and if so, we are required to pay 47% of $420,000 or $197,000, representing our share of the geological prospect fees attributable to such six additional prospects. If we elect not to continue, or fail to make an election within the required time frame we shall have no right to participate in any future development of the targeted area, nor any right to a refund of monies theretofore paid, and the Participation Agreement shall terminate; provided that we shall retain all our rights in the prospects in which we have participated, the Leases for which we have paid our proportionate share, and all rights under the Operating Agreements applicable to those prospects. It is a condition precedent to our obligation to make such elections that Southern shall identify the next four or six prospects which it proposes to acquire and the information available to it concerning the status of such areas, and Southern has agreed to use its best efforts to acquire leases and/or farmins covering such areas on terms acceptable to the parties, if obtainable. Southern is further obligated to refund the prospect fee for any prospect and any unexpended lease money advance by us that Southern does not drill within 120 days of our payment of such prospect fee, if the failure to drill is for reasons other than circumstances beyond its control, and provided further that Southern shall not be obligated to refund any prospect fee, or unexpended lease money, or to deliver any assignment of Leases to us if we fail or refuse to participate in the drilling of the initial test well on any such prospect.

      We have further agreed to pay to Southern 58.75% of the actual cost of the Leases to be acquired along with our share of the actual direct cost attributable to the Lease acquisition in the initial prospect area which incorporates, but is not limited to, lease bonus consideration, landmans' fees, drafting fees, legal fees, survey fees, and other similar fees. If we make the elections to continue in the program pursuant to the terms discussed above, we shall pay 58.75% of the actual cost attributable to Lease acquisition in the relevant prospects identified in such elections, which are selected and designated as provided in the Participation Agreement.

      We are further obligated to pay to Southern 58.75% of the before casing point costs attributable to the drilling of the initial test well on each contemplated prospect to casing point. All operations after casing point will be on a prorata working interest basis, as set out in the Operating Agreement. Notwithstanding the foregoing, Southern shall not be required to perform nor shall Southern be liable for any cost or expense (except its 20% after casing point share) for so long as it is prevented or delayed from commencing or resuming normal operations that are the result of any Federal or state law or any order, rule or regulation of any governmental authority, any force majeure, including but not limited to, acts of God, inclement weather, floods, strikes, or the scarcity or inability to obtain or to use equipment or material. Should such an event take place and, as a result thereof, Southern incurs any cost or expense related thereto, then the total cost of such an occurrence or event or will be borne pro-rata by Southern and us.

      The initial test well as it pertains to each prospect contemplated by the Participation Agreement may be turnkeyed should the majority of working interest participants, inclusive of Southern's interest, elect to do so.

      We are further obligated to pay Southern 47% of the actual costs of completing and equipping each well, if an election is made at casing point by us for a completion attempt.

      Pursuant to the Participation Agreement, Southern has assigned to us an undivided 47% working interest in the Leases. The assignment is without warranty, express or implied, except as to claims arising by, through or under Southern. If we elect to continue in the program as provided above, subsequent assignments shall be made to us as additional leases are acquired, and the costs thereof are invoiced to and paid by us.

Changes In Management During 2004

      In connection with the Acquisition, Mr. Pozzoni became the Company's sole Director, President, Secretary and Treasurer. On June 1, 2004, Alan Aitchison took over as President, Secretary and Treasurer and also became a Director of the Company and the Company's Chief Executive Officer. Mr. Pozzoni transferred 10,000,000 shares of common stock to Mr. Aitchison as an incentive for Mr. Aitchison to accept these positions and with the expectation that Mr. Aitchison would provide the Company with substantial services in these capacities over an extended period of time. On October 25, 2004, Alan Aitchison resigned from these positions for personal reasons and to pursue international opportunities in the oil and gas industry. Although Mr. Aitchison never entered into an employment agreement with the Company, he received the 10,000,000 shares based on Mr. Pozzoni's expectations. Mr. Aitchison only served the Company for five (5) months. Accordingly, it was not equitable for him to retain all 10,000,000 shares. In consideration of the Company accepting Mr. Aitchison's resignation, Mr. Aitchison returned 9,000,000 of the 10,000,000 shares of common stock. Pursuant to an action by the Company's board of directors, the shares that were returned by Mr. Aitchison were subsequently cancelled, returned to treasury and then retired and restored to the status of authorized and unissued. Mr. Aitchison currently serves as a member of the Company's advisory board, but has not received any additional compensation from the Company for such services. As a result of the transfer of shares to Mr. Aitchison and the subsequent cancellation of shares, Mr. Pozzoni who owns 5,000,000 shares or 8.03% of the Company's issued and outstanding common stock is currently the Company's largest shareholder.

      On October 27, 2004, the Company's board of directors appointed Fred B. Zaziski as President, Chief Executive Officer and Director and reappointed Mr. Pozzoni as Secretary and Treasurer. Mr. Zaziski and the Company entered into a one-year, renewable employment agreement pursuant to which Mr. Zaziski serves the Company in the capacities to which he was appointed. The employment agreement provides for annual compensation of $132,000. Rather than issuing shares of the Company's common stock to Mr. Zaziski when he accepted his positions, the employment agreement also provides for additional consideration of 1,000,000 restricted shares at the end of each of the twelve-month periods (up to an aggregate of 5,000,000 restricted shares) immediately following October 27, 2004, for which Mr. Zaziski is employed by the Company.

Principal Products And Services

      The Company is in the exploration stage and does not currently offer any products or services for sale. If, after exploration and drilling, the Company determines that there are commercial quantities of natural gas on the Leased Property, the Company plans to produce the natural gas and sell it at the wellhead.

      The Company needs to raise a significant amount of money to pay for drilling, and if the Company cannot raise the money or find a drilling partner that can raise the money, the Company will not be able to drill and its business will fail. Even assuming that the Company obtains the necessary financing for drilling, if the Company does not discover and produce commercial quantities of natural gas, it will not have any products or services to offer and its business could fail.

Competitive Business Conditions Affecting The Company

      The natural gas industry is very competitive, particularly with respect to the acquisition of drilling rigs and natural gas exploration services from independent contractors in the Company's case. Natural gas prices are at a 10-year high. The price of natural gas is affected by continuous shifts in supply and demand. Natural gas is becoming the preferred source of energy over fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not there will be an adequate supply is very uncertain. Numerous well-established companies are focusing significant resources on exploration; however, the Company does not expect that the price of natural gas will drop in the near future. These Companies may be able to compete more effectively than the Company. Due to these factors, the Company expects competition to intensify in the natural gas industry in general and for the acquisition of drilling rigs and natural gas exploration services from independent contractors.

      In an effort to achieve operating efficiency, the Company relies on independent contractors to assist in conducting its operations. For example, the Company has relied on various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. The Company engaged Stokes and Spieler, a petroleum engineering and consulting firm, to provide engineering support in preparation for drilling on the DB Prospect. Because of the current high energy prices, lead times necessary to acquire drilling rigs or the services of independent contractors in the industry are high. The Company is negotiating with an independent contractor to be the operator and conduct drilling on the DB Prospect. However, as the competition in the natural gas industry intensifies, it will be harder for the Company to obtain a drilling rig or the services of independent contractors to conduct its operations. As a result, the Company may not be able to compete successfully and competitive pressures may adversely affect the Company's business, results of operations and financial condition.

Patents, Trademarks & Licenses

      The Company does not own any patents, trademarks, copyrights or other forms of intellectual property. The Company is currently defending a trademark infringement lawsuit regarding the use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services. The Company is also defending a lawsuit that includes an allegation of unauthorized misuse of the names "Halliburton," "Halliburton Company," and "a Halliburton Company."

Need For Governmental Approval And The Effects Of Regulations

      The Company will be subject to various laws and regulations of the United States, the State of Texas, the State of Louisiana and the municipalities in which it operates that govern the exploration, development and production of natural gas. The Company is in the process of determining the nature, extent and effects of such laws and regulations. The Texas Railroad Commission determines all procedures and regulations that concern oil and gas exploration and production activities in the State of Texas. The same role is fulfilled in Louisiana by the Louisiana Department of Natural Resources. The Company will have to abide and follow the procedures established by the above entities.

Research & Development Over The Past Two Years

      Falcon has not performed any research and development since inception on March 1, 2004. The Company has spent approximately an aggregate of $150,000 on geological and economical evaluations of the Leased Property. The Company has not examined the title to the Leased Property.

Employees

      The Company has 2 employees consisting of Fred B. Zaziski, our President and Chief Executive Officer, and Massimiliano Pozzoni, our Vice President of Business Development, Secretary, Treasurer and Principal Financial Officer. Mr. Zaziski and Mr. Pozzoni are employed on a full-time basis.

      The Company intends to use several independent contractors on an as-needed basis to conduct its operating activities. Messrs. Zaziski and Pozzoni will select and hire these independent contractors and manage and evaluate their work performance. The Company has used various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. The Company engaged Stokes and Spieler to provide engineering support in preparation for drilling on the DB Prospect. The Company is negotiating with an independent contractor to be the operator and conduct drilling on the DB Prospect.

      There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory. We believe our relationship with our independent contractors is also satisfactory; however, Landmark filed a lawsuit against us.

Service Contracts

      On June 14, 2004, the Company entered into a one-year contract with CCG Investor Relations ("CCG") for investor relations services. The terms of the contract include a retainer of $5,000 per month plus any out-of-pocket expenses, and 50,000 restricted shares of the Company's common stock.

      On August 2, 2004, the Company entered into the Letter Agreement with Argyle regarding the Wyandotte Property, the details of which are discussed above under the heading "Business Development and Recent Events."

      On August 2, 2004, the Company entered into a business consultant agreement with Search4.Com, Inc. The Company paid $15,000 to the consultant for work performed in accordance with the agreement. Pursuant to the agreement, the consultant was to schedule a Road Show for the Company with financial professionals. In addition, the Company agreed to pay the consultant 7.5% in cash and 10% in warrants for any financing monies raised by the Company from individuals or firms that the Company might have met through the Road Show. The agreement was terminated in October 2004 without any financing monies being raised by the consultant. The contract will not be extended.

      On August 9, 2004, the Company entered into an agreement with Source Capital Group, Inc. ("Source Capital") for financial advisory services. The agreement extended though January 1, 2005, and thereafter has been automatically renewed on a month-to-month basis. The agreement may be cancelled in writing by either party. The terms of the agreement include compensation of 2% cash and 2% warrants on all monies raised other than money raised overseas and payment of a retainer in the amount of $5,000. Source Capital was instrumental in the raising of funds related to Cornell Capital Partners, LP and new terms related to the agreement were renegotiated. Under the new terms of the agreement, Source Capital received 7% (or $70,000) of the $1,000,000 of financing provided to the Company by Cornell Capital Partners under the now-terminated Securities Purchase Agreement .

      On November 24, 2004, the Company entered into an unsecured loan agreement with Blue Mint Exploration in the amount of $140,000 for a term of six months terminating May 25, 2005. The loan bears interest at 12% per annum to be paid at the maturity of the loan agreement.

      The Company receives technical, geological, geophysical, financial and other advice regarding the Company's natural gas exploration operations from various independent contractors. The Company uses these independent contractors on an as-needed basis and has not entered into formal contracts for their services.

Properties

      Corporate Headquarters

      The Company leases approximately 250 square feet of office space for its corporate headquarters in Houston, Texas pursuant to a one year lease that was renewed in April 2005. The Company pays between $1,200 and $1,500 per month depending on the costs of variable services such as postage, shipping and telephone usage.

      Wyandotte Property

      We entered into a Letter Agreement with Argyle to acquire various oil, gas and mineral leases located in St. Mary Parish, Louisiana, and, contemporaneously therewith, paid $204,655 to Argyle in consideration for Argyle presenting geological ideas and concepts to us. Argyle had contracted for options to acquire such leases which covered approximately 7,442 acres of land St. Mary Parish, Louisiana. The options were subject to landowner royalties and overriding royalties equal to 30%, such that the net revenue interest attributable to any working interest in such leases would be 70%. The Letter Agreement provided that we would make two additional payments of $404,235 and $454,235 to Argyle in order that Argyle could exercise its options, acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to us. As of June 2005, all leases have been transferred from Argyle to Falcon Natural Gas Corp. We issued 2,500,000 restricted shares of our common stock to Davos for Davos' services in putting together the deal with Argyle regarding the Wyandotte Property. In February 2005, we successfully bid $21,924 and acquired from the State of Louisiana a lease for oil and gas covering approximately 84 additional acres of land as part of the Wyandotte Property. The Wyandotte Property consists of three prospects which we refer to as DB, Criss A and Marg 3. We obtained the services of an independent contractor to complete three- dimensional geophysical seismic studies on the Wyandotte Property. We are not aware of any production on the Wyandotte Property in the last three years. There are currently no productive wells but contain 26 BCF (70% of which, or 18.2 BCF are owned directly by the Company and 30% of which owned by local mineral owners) of Proven Undeveloped Reserves on the acreage. All of the land is undeveloped. We have not commenced any drilling on the land at present and will not do so until we raise significant additional capital. We have not examined the title to the Wyandotte Property.

      Starr Country Property

      We are in the process of trying to acquire from Argyle oil and gas leases that entitle us to a 100% working interest and a 70% net revenue interest an aggregate of approximately 4,400 gross acres and approximately 2,900 net acres of land located in Starr County, Texas. The Starr County Property is in close proximity to the Bob West gas field located in the Southeastern part of the State of Texas. We paid $63,000 and issued 900,000 restricted shares of common stock valued at $225,000 to Argyle for an interest in approximately 800 of the acres. We filed the assignment agreement for these leases as an exhibit to our Form 10-QSB filed with the SEC on August 23, 2004. We paid $640,000 to Argyle for an interest in the remaining acreage. As of June 2005, we executed assignment agreements with Argyle to transfer the interests in the remaining acreage. We obtained the services of an independent contractor complete two-dimensional geophysical studies of the acreage. We are not aware of any production on the Starr County Property in the last three years. There are currently no productive wells but contain 26 BCF (70% of which, or 18.2 BCF are owned directly by the Company and 30% of which owned by local mineral owners) of Proven Undeveloped Reserves on the acreage. All of the land is undeveloped. We have not commenced any drilling on the land at present and do not have any current plans for drilling. We have not examined the title to the Starr County Property.

      The Company believes that its property is suitable for the Company's current and projected needs.

Legal Proceedings

      On October 8, 2004, Landmark Graphics Corporation, Halliburton Company, and Halliburton Energy Services, Inc. collectively "Landmark") filed a lawsuit against us in the 125th District Court of Harris County, Texas. The case is styled Landmark Graphics Corporation, Halliburton Company, and Halliburton Energy Services, Inc. v. Falcon Natural Gas Corporation, Cause Number, 2004-56842. We issued a press release and posted on our website a report prepared by Landmark (the "Report"), which Landmark claims was in violation of an agreement between Landmark and us. We issued a corrective press release and removed the Report from our website. Landmark claims that we breached our agreement with Landmark by engaging MS Corporate Communications d/b/a Michael Williams Market Movers ("Market Movers") to create and distribute an advertisement (the "Advertisement") that quotes from and paraphrases portions of the Report and repeatedly refers to the Report as a report of "Halliburton," "Halliburton Company," and "a Halliburton Company." Landmark is claiming breach of contract and injury to its business reputation and trade names and marks. Landmark is seeking unspecified damages, reasonable attorneys' fees, court costs, and injunctive relief. We have generally denied the allegations of Landmark. Landmark has agreed that if, after discovery, it finds that there is no basis for a claim that we had knowledge of, or were involved with, the commissioning or financing of the Advertisement, Landmark will dismiss us from the lawsuit.

      On November 3, 2004, Falcon Gas Storage Company, Inc. ("Falcon Gas"), an unaffiliated company with its principal place of business in Houston, Texas, filed a lawsuit against us in the United States District Court, Southern District of Texas, Houston Division. The case is styled Falcon Gas Storage Company, Inc. v. Falcon Natural Gas Corp., Case Number H-04-4231. Falcon Gas is alleging trademark infringement and unfair competition arising from our use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services which Falcon Gas claims are substantially similar to the services offered by Falcon Gas. Falcon Gas alleges that it is a leading developer of market-area high-deliverability, multi-cycle natural gas storage facilities. Falcon Gas is seeking injunctive relief as well as unspecified damages and payments from us of profits, gains, and advantages resulting from the alleged activities, reasonable attorneys' fees, and court costs. We are currently seeking to enter into a settlement agreement with Falcon Gas which would result in neither company paying monetary damages.

      On June 22, 2005, the parties reached a settlement and the civil action was dismissed. The terms of the settlement include that each party will place on its website homepage a visibly perceptible disclaimer that each party is not related to, affiliated with, or sponsored by the other party. The disclaimers shall remain in place until such time either party ceases use of the name "Falcon." In addition, each party agreed to cooperate in good faith to avoid future confusion regarding the parties' respective marks, as they are used in commerce.

      In the ordinary course of our business, we may from time to time become subject to routine litigation or administrative proceedings which are incidental to our business.

      We are not aware of any proceedings to which any of our directors, officers, affiliates or security holders are a party adverse to us or has a material interest adverse to us.

                                   MANAGEMENT

Officers And Directors

      The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Falcon.

Name                     Age     Title

Fred B. Zaziski          52      Chief Executive Officer, President and Director

Massimiliano Pozzoni     29      Vice President of Business Development,
                                 Secretary and Treasurer (Principal Accounting
                                 Officer)

      Certain biographical information of our directors and officers is set forth below.

Fred B. Zaziski

      Mr. Zaziski has served as our Chief Executive Officer and President, and as a member of our board of directors since October 2004. From August 1999 to October 2004, Mr. Zaziski served as Chief Operations Officer for ComOxy, a Houston-based firm specializing in up-stream and down-stream project management with an emphasis on refinery and drilling operations. In this capacity, Mr. Zaziski directed operations and project management teams, developed and implemented policies and procedures, directed all phases of the budget, identified new business opportunities and served as the initial contact with joint venture companies. Mr. Zaziski has over 26 years in the oil and gas industry. Mr. Zaziski has also worked in Saudi Arabia for National Petroleum Technology Company and in Manama, Bahrain, Saudi Arabia, Cairo and North and West Africa for Halliburton Energy Services. He has over 26 years of experience in the oil and gas industry. Mr. Zaziski received an MBA from the University of Cairo and a degree in Petroleum Engineering from Pennsylvania State. Mr. Zaziski is a member of the Society of Petroleum Engineers and the American Society of Mechanical Engineers.

Massimiliano Pozzoni

      Mr. Pozzoni reassumed the positions as our Secretary and Treasurer (Principal Financial Officer) in October 2004. He has served as our Vice President of Business Development since April 2004. He has served as a Director of the Company since March 2004. Mr. Pozzoni previously served the Company from March 2004 to June 2004 as the sole Director and the President, Chief Executive Officer, Secretary and Treasurer (Principal Financial Officer). In June 2004, he resigned as the Company's President, Chief Executive Officer, Treasurer and Secretary but continued to serve as a Director and as Vice President of Business Development. From November 2003 to June 1, 2005, Mr. Pozzoni also served as the Chief Executive Officer and Director of Gulf Coast Oil & Gas Inc., formerly Otish Mountain Diamond Company, a public reporting company. From August 2003 to October 2003, Mr. Pozzoni was in negotiations for his position with Gulf Coast after receiving his MBA. From September 2001 to July 2003, Mr. Pozzoni attended London Business School on a full-time basis. From June 2002 to August 2002, Mr. Pozzoni worked as a Summer Associate at Lehman Brothers Inc. From July 2001 to August 2001, Mr. Pozzoni took time off prior to entering graduate school. From June 1998 to June 2001, Mr. Pozzoni worked as an engineer at Schlumberger Oilfield Services. Mr. Pozzoni received a Bachelor degree in International Business in 1998 from the University of Kansas and an MBA degree from the London Business School in 2003.

      There are no family relationships among our executive officers and directors.

      We are not aware of the occurrence during the last five years of any events described in Item 401(d) (involvement in certain legal proceedings) of Regulation S-B under the Securities Act regarding our executive officers and directors.

Employment Agreements

      Mr. Zaziski and the Company entered into a one-year employment contract pursuant to which Mr. Zaziski serves as our President, Chief Executive Officer and as a Director, effective October 27, 2004. The employment agreement is renewable upon the mutual written consent of the parties within thirty (30) days of the ending date of the agreement. Mr. Zaziski will receive $132,000 per year as well as five weeks of paid vacation. Mr. Zaziski will receive as additional consideration of 1,000,000 restricted shares of the Company's common stock at the end of each of the twelve-month periods (up to an aggregate of 5,000,000 restricted shares) immediately following October 27, 2004 for which he is employed by the Company. In the event that Mr. Zaziski's employment terminates prior to the end of such twelve-month period, his rights in the number of shares that would otherwise be payable at the end of such twelve-month period multiplied by the ratio which the number of months in such twelve-month period that Mr. Zaziski was employed by the Company bears to twelve (12) shall immediately and fully vest and shall be transferable by Mr. Zaziski as of the date his employment terminates. In the event that Mr. Zaziski dies during the twelve-month period immediately following October 27, 2004, his right to 1,000,000 restricted shares shall immediately vest and shall be payable to his spouse. In the event of a consolidation or merger or sale of all or substantially all of our assets, we are otherwise acquired or there is a change of control of the Company, or in the event of liquidation of the Company, so much of the 5,000,000 restricted shares that have not been issued to Mr. Zaziski shall immediately vest and shall also be transferable by Mr. Zaziski immediately prior to such acquisition or liquidation. Mr. Zaziski may terminate his employment for "good reason" by giving the Company ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a change in his reporting responsibilities or titles as in effect as of October 27, 2004; (ii) his compensation is reduced; or (iii) the Company does not pay any material amount of compensation due under the employment agreement and then fails either to pay such amount within the ten
(10) day notice period required for termination or to contest in good faith such notice. The Company may also terminate the employment agreement. In the event of termination for good reason by Mr. Zaziski or without cause by the Company, the Company is obligated to pay Mr. Zaziski a severance payment of $33,000, in addition to all payments of salary earned by Mr. Zaziski through such date of termination in one lump sum payment.

      Mr. Pozzoni and the Company entered into a one-year employment agreement pursuant to which Mr. Pozzoni serves as the Company's Vice President of Business Development and as a Director effective April 1, 2004. The employment agreement is renewable upon the mutual written consent of the parties. Mr. Pozzoni receives $90,000 per year as well as five weeks of paid vacation. Mr. Pozzoni may terminate his employment for "good reason" by giving the Company ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a change in his reporting responsibilities or titles as in effect as of April 1, 2004; (ii) his compensation is reduced; or
(iii) the Company does not pay any material amount of compensation due under the employment agreement and then fails either to pay such amount within the ten
(10) day notice period required for termination or to contest in good faith such notice. The Company may also terminate the employment agreement. In the event of termination for good reason by Mr. Pozzoni or without cause by the Company, the Company is obligated to pay Mr. Pozzoni a severance payment of $22,500 in addition to all payments of salary earned by Mr. Pozzoni through such date of termination in one lump sum payment.

Advisory Board

      The Company formed an advisory board in September 2004 consisting of three members: Alan Aitchison, the Company's former Chief Executive Officer, Daniel H. Tesfamicael and. Paul C. Kirkitelos. The members of the advisory board are not directors of the Company and do not vote at meetings of the Company's Board of Directors. The Company established the advisory board in an effort to save cost by relying on the members rather than consultants in such areas as drilling, petroleum engineering, and capital raising efforts. Mr. Tesfamicael and Mr. Kirkitelos each received 100,000 shares of restricted common stock from the Company for their services on the advisory board. The shares issued to Mr. Tesfamicael and Mr. Kirkitelos were valued at $1.32 and $1.34 per share, respectively. Mr. Aitchison has not received separate compensation for his services on the advisory board; however, he does hold 1,000,000 restricted shares of the Company's common stock that he retained after tendering his resignation as a Director and executive officer of the Company and joining the advisory board.

      We are not aware of the occurrence during the last five years of any events described in Item 401(d) (involvement in certain legal proceedings) of Regulation S-B under the Securities Act regarding our advisory board members.

      Certain biographical information of our advisory board members is set forth below.

Alan Aitchison

      Mr. Aitchison has been a member of our advisory board sine September 2004. Mr. Aitchison has worked for large multinational companies such as British Petroleum Exploration, Petrobas, and Schlumberger, as well as the small independent, Lasmo Oil. From 2000 to 2004, Mr. Aitchison worked in Columbia for Schlumberger Oilfield Services as a Projects Business Development Manager, where he developed major asset management projects for operators in Peru, Columbia and Ecuador. From June 2004 to September 2004, Mr. Aitchison, was the President and Chief Executive Officer of the Company, before returning to Schlumberger as Operations Manager for Venezuela and Trinidad & Tobago, where he still holds this position. Mr. Aitchison holds a BSc with honors in Chemical Engineering from Loughborough University of Science and Technology, as well as a diploma in Industrial Studies.

Paul C. Kirkitelos

      Mr. Kirkitelos has been a member of our advisory board since September 2004. Shortly after resigning from McKinsey and Company, Inc. (a strategy consulting firm) in March 2000, Mr. Kirkitelos co-founded Web Event Broadcasting in Pasadena, California. The company provides video services including content production, editing, storage, ad internet streaming. Mr. Kirkitelos served as Chief Financial Officer and was instrumental in drafting the firm's business plan, detailed financial projections and corporate strategy. Mr. Kirkitelos resigned from Web Event Broadcasting in 2001 and co-founded Rabbitt Capital Management, LLC in Los Angeles, California. The firm runs a hedge fund based upon quantitative stock market research. Mr. Kirkitelos currently serves as its Chief Operating Officer and holds a Series 65 (investment advisor) license. He has held this position for four years. Mr. Kirkitelos holds a Ph.D. in Engineering Physics from the University of Virginia, a Master of Science in Engineering Physics from the University of Virginia and a Bachelor of Science in Electrical Engineering and Physics from the Worcester Polytechnic Institute in Worcester, MA.

Daniel H. Tesfamicael

      Mr. Tesfamicael has been a member of our advisory board sine September 2004. Mr. Tesfamicael has been employed by Schlumberger Oilfield Services since 1998. Mr. Tesfamicael is currently a field service manager working on international assignments in West Africa. Mr. Tesfamicael works in the WCP (Wells Completion and Productivity) division of Schlumberger that specializes in artificial lift solutions for new and mature oil wells. In particular, Mr. Tesfamicael supervises the installation of Electric Submergible Pumps (ESPs). Mr. Tesfamicael has also been recruiting and training new engineers for Schlumberger. Mr. Tesfamicael has been on assignments in the United States, Europe, West Africa and the Middle East. Mr. Tesfamicael holds a Bachelors of Science in Petroleum Engineering from the University of Texas, Austin.

Term Of Office

      The Directors of the Company are appointed for a period of one year or until such time as their replacements have been elected by the shareholders. The officers of the Company are appointed by our board of directors and hold office until they are removed by the board.

Audit Committee

      The Company does not have a standing audit committee, an audit committee financial expert, or any committee or person performing a similar function. The Company currently has limited working capital and no revenues. Management does not believe that it would be in the best interests at this time to retain independent directors to sit on an audit committee. If the Company is able to raise sufficient financing in the future, then the Company will likely seek out and retain independent directors and form an audit committee and other committees.

Code of Ethics

      The Company has adopted an Amended Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Executive Compensation

      Summary Compensation Table

      The following table shows, for the years 2004, 2003 and 2002, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other most highly compensated management employees.

                                                                 Annual Compensation(1)            Long Term Compensation(2)
                                                                 ----------------------            -------------------------
                                                                                                   Awards
                                                                                                   ------
                                                                                                                   Securities
                                                                                                 Restricted        Underlying
                                                              Salary                Bonus       Stock Award(s)    Options/SARs
Name and Principal Position           Year                      ($)                  ($)             ($)               (#)
---------------------------           ----                    ------                -----       --------------    ------------
Fred B. Zaziski,                      2004                  $132,000(3)               --                --               --
Chief Executive Officer, President
and                                   2003                          N/A              N/A               N/A              N/A
Director                              2002                          N/A              N/A               N/A              N/A

Massimiliano Pozzoni,                 2004                  $ 90,000(4)               --                --               --
Vice President of Business
Development,                          2003                          N/A              N/A               N/A              N/A
Secretary, Treasurer (Principal
Financial                             2002                          N/A              N/A               N/A              N/A
Officer), Director, and Former Chief
Executive Officer

Alan Aitchison,                       2004                     $ 60,000               --             90(5)               --
Former Chief Executive Officer        2003                          N/A              N/A               N/A              N/A
                                      2002                          N/A              N/A               N/A              N/A

(1) Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(2) There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

(3) Represents yearly salary and is not prorated. Mr. Zaziski received $16,133 of cash compensation during 2004 pursuant to his employment agreement which became effective on October 27, 2004.

(4) Represents yearly salary and is not prorated. Mr. Pozzoni received $60,000 of cash compensation during 2004 pursuant to his employment agreement which became effective on April 1, 2004.

(5) Mr. Aitchison received 10,000,000 shares of Common Stock from Mr. Pozzoni as an incentive for Mr. Aitchison to take Mr. Pozzoni's place as the President, Chief Executive Officer, Secretary and Treasurer of the Company for an extended period of time. Mr. Aitchison only served five (5) months. In consideration for the Company accepting Mr. Aitchison's resignation, he returned 9,000,000 shares to the Company for cancellation. Mr. Aitchison currently serves on the Company's advisory board, but has not received any separate compensation from the Company for such service.

      Fiscal Years 2002, 2003 and 2004

      No salaries were paid during 2002, 2003 and 2004 to the prior employees of the Company.

                             PRINCIPAL STOCKHOLDERS

      The following table presents certain information regarding the beneficial ownership of all shares of common stock at January 13, 2006 for each executive officer and director of our Company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 62,262,000 common shares issued and outstanding at January 13, 2006. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at January 13, 2006 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                                       COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                                    ------------------
NAME AND ADDRESS                                                 NUMBER           PERCENT
----------------                                                 ------           -------
Massimiliano Pozzoni
Westchase Center
2500 City West Boulevard, Suite 300
Houston, Texas 77042                                            5,000,000           8.03%

Fred B. Zaziski
Westchase Center
2500 City West Boulevard, Suite 300
Houston, Texas 77042                                                    0              0%

Anne Jenkins
1179 Lyon Road
North Delta, BC, Canada V4E 2S8                                 4,000,000           6.42%

All officers and directors of Falcon (two (2) individuals)      5,000,000           8.03%

Change In Control

      We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      "Bid" and "asked" offers for our common stock are listed on the Over-The-Counter Bulletin Board (the "OTCBB"). The trading symbol for our common stock was "CSRW" and was changed to "FNGC" in connection with the Company's name change that took effect on April 12, 2004. The common stock began trading in November 2003.

      The following table sets forth the high and low bid prices for the Company's common stock for the periods indicated as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

2005                                                     High Bid     Low Bid
----                                                     --------     -------
First Quarter                                              $1.080      $0.430
Second Quarter                                             $0.735      $0.445
Third Quarter                                              $0.650      $0.450
Fourth Quarter                                             $_____      $_____

2004                                                     High Bid     Low Bid
----                                                     --------     -------
First Quarter                                              $1.270      $0.100
Second Quarter (1)                                         $2.700      $0.400
Third Quarter                                              $2.020      $1.220
Fourth Quarter                                             $1.500      $0.630

2003                                                     High Bid     Low Bid
----                                                     --------     -------
November 6, 2003 - December 31, 2003 (First Available)     $0.100      $0.010

(1) All quotations after April 11, 2004, reflect a 5-to-1 forward stock split on April 12, 2004.

      As of January 13, 2006, Falcon had approximately 65 shareholders of record of the common stock. The number of holders of the common stock includes nominees of various depository trust accounts for an undeterminable number of individual stockholders.

Dividend Policy

      We have not declared or paid dividends on our common stock in the last two fiscal years. We do not anticipate paying dividends on our common stock in the foreseeable future. We intend to reinvest in our business operations any funds that could be used to pay dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties.

      On March 3, 2004, a shareholder advanced the Company $100 to open the Company's bank account. The funds advanced are unsecured, non-interest bearing, and due on demand.

      During the period ended September 30, 2004, the Company borrowed $3,217 from a related party. The related party note payable is unsecured, due on demand and accrues interest at 10% per annum. The Company repaid this amount in 2004.

      Alan Aitchison received 10,000,000 shares of Common Stock from Mr. Pozzoni as an incentive for Mr. Aitchison to take Mr. Pozzoni's place as the President, Chief Executive Officer, Secretary and Treasurer of the Company for an extended period of time. Mr. Aitchison only served five (5) months. In consideration for the Company accepting Mr. Aitchison's resignation, he returned 9,000,000 shares to the Company for cancellation. Mr. Aitchison currently serves on the Company's advisory board, but has not received any separate compensation from the Company for such service.

                          DESCRIPTION OF CAPITAL STOCK

Common Stock

      The Company is authorized to issue 200,000,000 shares of Common Stock, $0.00001, of which 62,262,000 shares were issued and outstanding at January 13, 2006. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement, upon conversion of the convertible debentures and upon exercise of the warrants, will be fully paid and non assessable.

Preferred Stock

      The Company is not authorized to issue preferred stock.

Warrants

      On April 19, 2005, the Company issued a warrant to Cornell Capital Partners to purchase up to 1,000,000 shares of common stock of the Company, which was subsequently amended and restated on June 20, 2005, pursuant to the Securities Purchase Agreement of even date. The warrants have an exercise price equal to $0.60 per share and expire on April 19, 2007. The warrant contains certain anti-dilution provisions. Specifically, whenever the Company issues or sells shares of its common stock (other than certain excluded securities, including but limited to, shares of common stock issued pursuant to the Standby Equity Distribution Agreement) for a consideration per share less than the warrant exercise price prior to the issuance, then after such issuance, the warrant exercise price then in effect shall be reduced to an amount equal to such consideration per share. Further, upon such adjustment to the exercise price, the number of shares issuable upon the warrant shall be adjusted to the number of shares determined by multiplying the exercise price in effect prior to such adjustment by the number of shares issuable upon exercise of the warrant immediately prior to such adjustment and dividing the product thereof by the exercise price resulting from such adjustment. If the Company at any time after the date of issuance of the warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater or lesser number of shares, any warrant exercise price in effect immediately prior to such subdivision will be proportionately reduced or increased, as the case may be, and the number of shares of common stock obtainable upon exercise of the warrant will be proportionately increased or decreased, as the case may be.

      The warrant, as amended, provides Cornell Capital Partners with piggy-back registration rights. In addition, the Company must at all times have authorized and reserved at least 100% of the number of shares of common stock needed to provide for the exercise of the rights then represented by the warrant and the par value of the shares must be at all times less than or equal to the warrant exercise price of $0.60.

Options

      The Company has no issued or outstanding stock options as of January 13, 2006.

Convertible Debentures

      On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, which was subsequently amended and restated on June 20, 2005. Pursuant to the amended and restated Securities Purchase Agreement, Cornell Capital Partners issued convertible debentures to the Company in the original principal amount of $1,000,000. The debentures are convertible at the holder's option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). The debentures are secured by the assets of the Company. The debentures expire on April 19, 2007 and accrue interest at 5% per year. Principal shall be due and payable in five (5) equal installments, plus accrued interest of each such installment. The installments of principal will be due and payable commencing on the earlier to occur of either (i) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or (ii) September 1, 2005. Cornell Capital Partners may elect to convert any portion of the Debenture, in lieu of receiving these cash payments and the Company will be entitled to an off-set against cash payments due.

Promissory Notes

      On July 15, 2005 we issued a $6,000,000 promissory note (the "Note") to Cornell Capital Partners, LP ("Cornell") and Highgate House Funds, Ltd ("Highgate") with respect to an aggregate of $6,000,000 loaned to us by Cornell and Highgate consisting of $4,000,000 from Cornell and $2,000,000 from Highgate. The Note bore interest at the rate of 12% per annum. Principal and interest due on the note was payable in 23 equal weekly installments, each in the amount of $250,000, and 1 installment of $502,452.05. The first payment was due the earlier of September 2, 2005 or the first Friday after the date on which our registration statement (the "Registration Statement") on Form SB-2 (File No. 333-124397) was declared effective by the Securities and Exchange Commission and, in all events, was payable in full no later than 24 weeks from September 2, 2005, which is February 10, 2006. The repayment of the Note was not contingent on the Registration Statement being declared effective. If the Note was not paid in full when due, the outstanding principal balance together with all interest due thereon was to be thereafter due and payable with interest thereon at the rate of 24% per annum or the highest rate permitted by applicable law, if lower, until paid. At our option, the Note could be prepaid in whole or in part. Cornell and Highgate (collectively the "Lenders") received a cash fee of 8% or $480,000 and a structuring fee of $10,000 in connection with the loan. Further, Lender's counsel was paid $20,000 in connection with the loan transaction. We received aggregate loan proceeds of $5,490,000. Upon an Event of Default, as described in the Note, the entire principal balance and accrued interest outstanding under the Note, was to become immediately due and payable.

      The Note was secured by the Pledged Shares, as such term was defined in the related Pledge and Escrow Agreement between us, Cornell and Highgate dated July 15, 2005, as well as the Security Agreement entered into by and between us and Cornell on April 19, 2005. The Pledged Shares consisted of an aggregate of 24,000,000 shares of our common stock issued in the name of the Lenders (the "Escrow Agent") delivered to Kirkpatrick & Lockhart Nicholson Graham LLP, as escrow agent (the "Escrow Agent") on or about July 20, 2005. The Pledged Shares were to be held by the Escrow Agent until payment in full on the Note or termination or expiration of the Pledge and Escrow Agreement. Upon the occurrence of an Event of Default, as defined in the Pledge and Escrow Agent, the Lenders were to become entitled to vote the Pledged Shares, to receive dividends and other distributions thereon, and to enjoy all other rights and privileges incident to the ownership of the Pledged Shares. Upon payment of all amounts due to the Lenders under the Note, the Pledged Shares were to be returned to us by the Escrow Agent for cancellation and all rights of the Lenders in the Pledged Shares shall was to be terminated. The Lenders were to have no ownership rights in the Pledged Shares absent an Event of Default. Accordingly, the Pledged Shares were not deemed to be outstanding unless and until an Event of Default have occurred.

      We were unable to make any of the installment payments due under the Note, the first of which was to have been made on September 2, 2005. At such time, Cornell and Highgate declined to exercise their right to declare the nonpayment an Event of Default and agreed to restructure our existing obligations to them under the Note and to provide us with additional financing. In connection therewith, on October 17, 2005 we received gross proceeds of $1,000,000 from Highgate, cancelled the Note and replaced it with $7,000,000 of Secured Convertible Debentures dated October 17, 2005 which represented the original $4,000,000 lent to us by Cornell, the original $2,000,000 lent to us by Highgate and an additional $1,000,000 lent to us by Highgate on October 17, 2005. Accordingly, the $7,000,000 of Debentures consisted of a $4,000,000 Debenture issued to Cornell and a $3,000,000 Debenture issued to Highgate. In connection with the additional financing, we paid Highgate a 10% cash fee of $100,000, paid a $10,000 structuring fee, paid $5,485.73 in legal fees, and paid Highgate and Cornell an aggregate $185,424.66 representing all interest due on the Note from its July 15, 2005 date of issuance to the October 17, 2005 date of cancellation. After making these payments, we retained the net proceeds of $699,089.61. The Secured Convertible Debentures mature on October 17, 2006 and bear interest at the rate of 12% per annum. Payments of principal and interest are due and payable monthly on the Secured Convertible Debentures commencing January 15, 2006. The Debentures are convertible into shares of our common stock at the option of the holders thereof, in whole or in part, at any time, at a price of $.60 per share, which may be adjusted pursuant to the terms of the Debentures (the "Conversion Price"). In the event the closing price for our common stock is less than the Conversion Price, we can, at our option, redeem all or a portion of the principal and interest then due on the Debentures at a 20% premium over the amount of principal and interest being redeemed.

Dividends

      As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent

      Falcon's transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240 Las Vegas, Nevada 89119.

Reports To Shareholders

      We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

      Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.'

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

      There are no anti-takeover provisions in our Articles of Incorporation that may have the affect of delaying or preventing a change in control.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder's relationship to Falcon and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                                  Percentage
                                                                                       of
                                                                                  Outstanding
                                                Percentage of     Shares to be    Shares to be                       Percentage of
                                                 Outstanding        Acquired        Acquired                          Outstanding
                                  Shares           Shares          Under the        Under the                           Shares
                               Beneficially      Beneficially        Equity          Equity         Shares to be      Beneficially
                               Owned Before      Owned Before     Distribution    Distribution      Sold in the        Owned After
Selling Stockholder             Offering(1)       Offering(2)       Agreement       Agreement        Offering           Offering
-------------------            -------------     -------------    -------------   -------------    -------------      -------------
Cornell Capital Partners, LP       3,058,667(2)           4.71%      60,000,000           49.07%      63,058,667(3)               0%
Sloan Securities Corporation           8,000                 *               --              --            8,000                  0%
                               -------------     -------------    -------------   -------------    -------------      -------------
Total                                400,000              4.72%      60,000,000           49.07%      63,066,067                  0%
                               =============     =============    =============   =============    =============      =============

*     Less than 1%

(1) Applicable percentage of ownership is based on 62,262,000 of common stock outstanding as of January 13, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of January 13, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 13, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of the 392,000 shares of common stock received as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement, 1,666,667 shares of common stock underlying convertible debentures and 1,000,000 shares of common stock underlying warrants.

(3) Includes the shares that may be acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 392,000 shares of common stock received as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement, the 1,666,667 shares of common stock underlying convertible debentures and 1,000,000 shares of common stock underlying warrants.

      The following information contains a description of each selling shareholder's relationship to Falcon and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

Shares Acquired In Financing Transactions With Falcon

      Cornell Capital Partners, LP. Cornell Capital Partners is the investor under the Standby Equity Distribution Agreement and a holder of fixed convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Falcon. Those transactions are explained below:

      o Standby Equity Distribution Agreement. On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $19.0 million (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price (VWAP) of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common t 6 12 stock is traded for the 5 days immediately following the notice date. The daily VWAP is calculated by totaling the dollar amount traded for every transaction (selling price multiplied by the shares traded) and then dividing by the total shares traded for the day. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. We are registering 60,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For Falcon to receive proceeds of $19,000,000 million using the 60,000,000 shares being registered in this prospectus, the price of our common stock would need to average $0.3334 per share for advances under the Standby Equity Distribution Agreement. The Company hereby confirms its understanding that the proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement may not be used to repay the debt under the Debentures. Notwithstanding the foregoing in the event that the convertible debenture has been sold to a fund, entity and/or individual which is not affiliated with Cornell or a Cornell affiliate, the Company shall be able to use proceeds of the sales of shares of common stock under the Standby Equity Distribution Agreement to repay the debt under the debentures.

      o Convertible Debentures. On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, which was subsequently amended and restated on June 20, 2005. Pursuant to the amended and restated Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures or $1,000,000 is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). The debentures are secured by the assets of the Company. The debentures expire on April 19, 2007 and accrue interest at 5% per year. Principal shall be due and payable in five (5) equal installments, plus accrued interest of each such installment. The installments of principal will be due and payable commencing on the earlier to occur of either (i) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or (ii) September 1, 2005. Cornell Capital Partners may elect to convert any portion of the Debenture, in lieu of receiving these cash payments and the Company will be entitled to an off-set against cash payments due. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a further dilutive impact on our stockholders and could cause our stock price to decline. We are registering 1,666,667 shares of common stock under this prospectus under the convertible debentures.

      o Warrants. On April 19, 2005, the Company issued a warrant to Cornell Capital Partners to purchase up to 1,000,000 shares of common stock of the Company, which was subsequently amended and restated on June 20, 2005, pursuant to the amended and restated Securities Purchase Agreement. The warrants have an exercise price of $0.60, which could be subsequently adjusted, and expire on April 19, 2007. We are registering 1,000,000 shares of common stock under this prospectus under this warrant.

      There are certain risks related to sales by Cornell Capital Partners, including:

      o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

      Sloan Securities Corporation. Sloan Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Sloan Securities Corporation (i) does not directly or indirectly own, control or hold 5% or more of the outstanding common stock of the Company; (ii) is not directly or indirectly controlled by, or under common control with, the Company; and
(iii) is not an officer, director, partner, copartner or employee of the Company. For its services in connection with the Standby Equity Distribution Agreement, Sloan Securities Corporation received a fee of $10,000, which was paid by the issuance of 8,000 shares of common stock of Falcon on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. These shares are being registered in this offering. All investment decisions of Sloan Securities Corporation are made by its Chief Executive Officer, James C. Ackerman.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Falcon so as to make an informed investment decision. More specifically, Falcon had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in the Company's securities.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

      On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $19.0 million (taking into account the 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission, among other things. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Standby Equity Distribution Agreement Explained

      Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held four trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Falcon for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Falcon common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 60,000,000 shares being registered in the accompanying registration statement, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.3334. At an assumed price of $0.46, Falcon would issue 43,478,260 shares of common stock.

      We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $19.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

      The amount of each advance is subject to a maximum amount of $750,000 or $712,500 (taking into account the 5% retainage by Cornell Capital Partners), and we may not submit an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. Cornell Capital Partners' current beneficial ownership of Falcon common stock equals 4.71% and therefore we would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.99%. A possibility exists that Cornell Capital Partners may own more than 9.99% of Falcon's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

      We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. At the assumed market price of $0.46 per share, we would need to issue 43,478,260 to receive gross proceeds of $19,000,000 (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). However, we are registering 60,000,000 shares of common stock to be used for cash advances under the Standby Equity Distribution Agreement in the event our stock price declines prior to our making advances for the entire amount under the Standby Equity Distribution Agreement. We would need to use the 60,000,000 shares to draw the entire $19,000,000 if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

      There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Falcon and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.46 per share and 25%, 50% and 75% discounts to the recent price.

      Net Cash To Falcon:

Market Price:             $           0.4600    $           0.3450    $           0.2300      $           0.1150
Purchase Price:           $           0.4600    $           0.3450    $           0.2300      $           0.1150
No. of Shares(1):                 43,478,260            59,971,014            60,000,000(4)           60,000,000(4)
Total Outstanding(5):            105,740,260           120,233,014           122,262,000             122,252,000
Percent Outstanding(6):                41.12%                48.22%                49.07%                  49.07%
Net Cash to Falcon(7):    $       18,915,000    $       18,915,000    $       14,165,000      $        7,040,000

(1) Represents the number of shares of common stock registered in the accompanying registration statement at the prices set forth in the table.
(2) At the stated purchase price, the Company would only be required to issue 43,478,260 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.
(3) At the stated purchase price, the Company would only be required to issue 57,971,014 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.
(4) Represents the total number of share of common stock being registered in the accompanying registration statement to be issued under the Standby Equity Distribution Agreement.
(5) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.
(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(7) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses and does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.

      Number of Shares To Be Issued:

Market Price:             $           0.4600    $           0.3450    $          0.02300      $           0.1150
Purchase Price:           $           0.4600    $           0.3450    $           0.2300      $           0.1150
No. of Shares(1)(2):              43,478,260            57,971,014            86,956,522             173,913,043
Total Outstanding(3):            105,740,260           120,233,104           149,218,522(4)          236,175,043(4)(5)
Percent Outstanding(6):                41.12%                48.22%                58.27%                  73.64%
Net Cash to Falcon(7):    $       18,915,000    $       18,915,000    $       18,915,000      $       18,915,000

(1) We are registering 60,000,000 shares of common stock in the accompanying registration statement, the surplus of which will be used to draw cash advances under the Standby Equity Distribution Agreement in the event our stock price drops below $0.46.
(2) Represents the number of shares of common stock that would have to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.
(3) Represents the total number of shares of common stock outstanding after the issuance of the shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.
(4) If the Company's common stock price equaled this market price, it would require Falcon to register additional shares in order to draw down under the Standby Equity Distribution Agreement.
(5) Falcon's current Articles of Incorporation, as amended, authorize the issuance of 200,000,000 shares of common stock.
(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(7) This number reflects the 5% retainage fee to Cornell Capital Partners and $85,000 in offering expenses, but does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.

      Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Falcon under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty
(50) trading days, other than due to acts by Cornell Capital Partners or if the Company fails materially to comply with the covenants contained in the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners. The covenants contained in the Standby Equity Distribution require the Company to (i) cause this registration statement to remain in full force and effect; (ii) maintain Falcon's common stock authorization for quotation on the Over-the-Counter Bulletin Board; (iii) cause Falcon's common stock to continue to be registered under the Securities and Exchange Act and to file in a timely manner all reports and other documents required of it as a reporting company; (iv) deliver instructions to the Company's transfer agent to issue shares of common stock to Cornell Capital Partners free of restrictive legends within 2 business days after each advance notice; (v) take all steps necessary to preserve and continue the corporation existence of the Company; (vi) notify Cornell Capital Partners upon the Company becoming aware of the occurrence of any event affecting the registration of the shares pursuant to the Standby Equity Distribution Agreement; (vii) notify Cornell Capital Partners within 10 days after the commencement of each calendar quarter as to the Company's reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of advance notices; (viii) not issue or issue or sell (x) any common stock or preferred stock without consideration or for a consideration per share less than the bid price of the Common Stock determined immediately prior to its issuance,
(y) issue or sell any Preferred Stock warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than such Common Stock's Bid Price determined immediately prior to its issuance, or
(z) file any registration statement on Form S-8; and (ix) not effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company, unless the resulting successor or acquiring entity assumes the obligation to deliver to Cornell Capital Partners such shares of stock and/or securities as Cornell Capital Partners is entitled to receive pursuant to the Standby Equity Distribution Agreement. All fees and expenses under the Standby Equity Distribution Agreement will be borne by Falcon. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

      Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement and received a one-time commitment fee in the form of 392,000 shares of common stock under a now-terminated Standby Distribution Equity Agreement. The 5% retainage and commitment fee in the form of 392,000 shares of common stock are underwriting discounts. In addition, Falcon engaged Sloan Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Sloan Securities Corporation received 8,000 shares of Falcon's common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

      Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Falcon expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Falcon engaged Sloan Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Sloan Securities Corporation received 8,000 shares of Falcon's common stock under a now-terminated Standby Distribution Equity Agreement. The offering expenses consist of: a SEC registration fee of $4,200, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $13,300. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                                     EXPERTS

      The audited financial statements included in this prospectus and elsewhere in the registration statement as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from March 1, 2004 (inception) through December 31, 2004 have been audited Williams & Webster, P.S. The reports of Williams &Webster, P.S. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Williams Webster, P.S. contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

      R. A. Lenser & Associates, Inc., an independent petroleum engineering and geologist consultant, performed an independent technical review of our proved reserves and future reserve as of December 31, 2005, in certain oil and gas properties, and are referenced in the registration statement in reliance on the authority of the firm as experts in oil and gas industry appraisals.

                                  LEGAL MATTERS

      The validity of the shares offered herein will be opined on for us by Burton, Bartlett & Glogovac.

                              AVAILABLE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              FINANCIAL STATEMENTS


                                                                                                                    PAGE
                                                                                                                   ------
Report of Independent Registered Public Accounting Firm                                                                 F-2

Consolidated Balance Sheet (December 31, 2004)                                                                          F-3

Consolidated Statement of Operations (March 1, 2004 (Inception) to December 31, 2004)                                   F-4

Consolidated Statement of Stockholders' Equity (March 1, 2004 (Inception) to December 31, 2004)                         F-5

Consolidated Statement of Cash Flows (March 1, 2004 (Inception) to December 31, 2004)                                   F-6

Notes to Financial Statements                                                                                           F-7

Consolidated Balance Sheets as at September 30, 2005 (unaudited) and December 31, 2004                                 F-13

Consolidated Statements of Operations for the Three Months and Nine Months Ended
  September 30, 2005 (unaudited) and September 30, 2004 (unaudited) and for the
  Period From Inception (March 31, 2004) to September 30, 2005                                                         F-14

Consolidated  Statements  of  Stockholders'  Equity (Deficit)  (unaudited)                                             F-15

Consolidated Statement of Cash Flows for the Three Months and Nine Months Ended
  September 30, 2005 (unaudited)and September 30, 2004 (unaudited) and for the
  Period From Inception (March 2004) to September 30, 2005                                                             F-16

Notes to Consolidated Financial Statements (unaudited)                                                                 F-17

Board of Directors
Falcon Natural Gas Corp.
Houston, Texas

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Falcon Natural Gas Corp., (an exploration stage company) as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Falcon Natural Gas Corp. as of December 31, 2004 and the results of its operations, stockholders' equity and its cash flows for the ten month period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has been in the exploration stage since inception, has an accumulated deficit, and has no revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 28, 2005

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004

ASSETS

  CURRENT ASSETS
    Cash and cash equivalents                                          $   162,227
    Accounts receivable                                                $     2,000
                                                                       -----------
      Total Current Assets                                             $   164,227
                                                                       ===========

  PROPERTY & EQUIPMENT
    Equipment                                                                4,088
    Less accumulated depreciation                                             (618)
                                                                       -----------
      Total Property & Equipment                                             3,470
                                                                       -----------

  OTHER ASSETS
    Oil and gas leases                                                   1,582,541
    Prepaid expenses                                                        50,000
    Rent deposit                                                             1,243
                                                                       -----------
      Total Other Assets                                                 1,633,784
                                                                       -----------

      TOTAL ASSETS                                                     $ 1,801,481
                                                                       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
    Accounts payable                                                   $     7,349
    Accrued liabilities                                                      6,959
    Advance from shareholder                                                   100
    Note payable - related party                                             3,216
    Note payable                                                           140,000
    Interest payable                                                         4,854
                                                                       -----------
      Total Current Liabilities                                            162,478
                                                                       -----------

  LONG TERM LIABILITIES
    Convertible debt                                                       500,000
    Discount on convertible debt                                          (126,979)
                                                                       -----------
      Total Long Term Liabilities                                          373,021
                                                                       -----------

COMMITMENTS AND CONTINGENCIES                                                   --
                                                                       -----------

  STOCKHOLDERS' EQUITY
    Common stock, $0.00001 par value; 200,000,000 shares authorized,
      62,182,000 shares issued and outstanding                         $       621
    Additional paid-in capital                                           6,776,430
                                                                       -----------
    Deficit accumulated during exploration stage                        (5,511,069)
                                                                       -----------
      Total Stockholders' Equity                                         1,265,982
                                                                       -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $ 1,801,481
                                                                       ===========

    The accompanying notes are an integral part of these financial statements

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                         March 1, 2004
                                                                         (Inception) to
                                                                          December 31,
                                                                              2004
                                                                          ------------
REVENUES                                                                  $         --
                                                                          ------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Depreciation and amortization                                                  6,139
  Investor relations                                                           115,750
  Advisory services                                                          3,833,790
  Lease exploration                                                            571,504
  Internet/webhosting                                                           20,227
  Officers & directors fees                                                    136,977
  Office and general expenses                                                   15,937
  Professional fees                                                            135,386
  Travel and entertainment                                                      22,779
  Rent and related expenses                                                     23,746
                                                                          ------------
    Total Expenses                                                           4,882,235
                                                                          ------------

LOSS FROM OPERATIONS                                                        (4,882,235)
                                                                          ============

OTHER INCOME (EXPENSES)
  Other income                                                                     500
  Financing fees                                                              (500,000)
  Interest expense                                                            (129,854)
  Interest income                                                                  520
                                                                          ------------
    Total Other Income (Expenses)                                             (628,834)
                                                                          ------------

LOSS BEFORE INCOME TAXES                                                    (5,511,069)
                                                                          ============

PROVISION FOR TAXES                                                                 --
                                                                          ------------

NET LOSS                                                                  $ (5,511,069)
                                                                          ============

NET LOSS PER COMMON SHARE, BASIC AND DILUTED                              $      (0.09)
                                                                          ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED     60,286,557
                                                                          ============

    The accompanying notes are an integral part of these financial statements

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                Common Stock
                                          ----------------------------                        Deficit
                                                                                             Accumulated
                                                                                               During             Total
                                           Number of                         Additional      Exploration       Stockholders'
                                            Shares          Amount        Paid-In Capital       Stage             Equity
                                          ----------    --------------    ---------------   ------------      --------------
Stock issued for $0.001 per share
  for services on March 1, 2004           20,000,000    $          200    $       19,800    $           --    $       20,000
Shares issued for acquisition of
  leases at $0.25 per share                  900,000                 9           224,991                --           225,000
Reverse merger acquisition,
  recapitalization, and stock split       45,000,000               450            (4,671)               --            (4,221)
Shares issued for cash at $1.00 per
  share net of expenses of $60               632,000                 6           631,934                --           631,940
Shares issued for cash at
  approximately $0.93 per share net
  of expenses of $12                       1,500,000                15         1,399,973                --         1,399,988
Shares issued for services at $1.25
  per share                                   50,000                --            62,500                --            62,500
Shares issued for services at $1.42
  per share                                2,500,000                25         3,549,975                --         3,550,000
Shares issued for services at $1.34
  per share                                  100,000                 1           133,999                --           134,000
Shares issued for services at $1.32
  per share                                  100,000                 1           131,999                --           132,000
Rescission of shares from officer
  received at merger                      (9,000,000)              (90)              934                --               844
Shares issued for financing costs
  and charges related to services
  provided                                   400,000                 4           499,996                --           500,000
Beneficial conversion feature of
  convertible debt                                --                --           125,000                --           125,000
Net loss for period ending December
  31, 2004                                        --                --                --        (5,511,069)       (5,511,069)
                                         -----------    --------------    ---------------   --------------    --------------
BALANCE, December 31, 2004               62,182,9000    $          621    $    6,776,430    $   (5,511,069)   $    1,265,982
                                         ===========    ==============    ==============    ==============    ==============

    The accompanying notes are an integral part of these financial statements

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
               FROM MARCH 1, 2004 (INCEPTION) TO DECEMBER 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                        $ (5,511,069)
  Adjustments to reconcile net loss to net cash (used) by operating activities:
    Depreciation and amortization                                                        6,139
    Common stock issued for services                                                 3,899,332
    Interest expense for beneficial conversion feature                                 125,000
    Common stock issued for financing costs and charges                                500,000
  Changes in assets and liabilities:
    Decrease (increase) in rent deposit                                                 (1,243)
    Decrease (increase) in accounts receivable                                          (2,000)
    Decrease (increase) in prepaid expenses                                            (50,000)
    Increase (decrease) in accounts payable                                              3,675
    Increase (decrease) in accrued liabilities                                           6,959
    Increase (decrease) in interest payable                                              4,854
    Increase (decrease) in advance from shareholder                                        100
                                                                                  ------------
      Net cash used by operating activities                                         (1,018,253)
                                                                                  ------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
  Purchase of equipment                                                                 (4,088)
  Oil and gas lease                                                                 (1,357,541)
  Cash received through recapitalization and acquisition                                 2,681
                                                                                  ------------
    Net cash used by investing activities                                           (1,358,948)
                                                                                  ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from notes payable                                                          140,000
  Proceeds from convertible debt                                                       367,500
  Issuance of common stock for cash                                                  2,031,928
                                                                                  ------------
    Net cash provided by financing activities                                        2,539,428
    Net increase (decrease) in cash and cash equivalents                               162,227
                                                                                  ------------

  Cash and cash equivalents beginning of period                                             --
                                                                                  ------------
  Cash and cash equivalents end of period                                         $    162,227
                                                                                  ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income taxes paid                                                                         --
                                                                                  ============
  Interest paid                                                                             --
                                                                                  ============

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Common stock issued for services                                                $  3,899,332
  Interest expense for beneficial conversion feature                              $    125,000
  Common stock issued for financing costs and charges                             $    500,000

  The accompanying notes are an integral part of these consolidated financial statements.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Falcon Natural Gas Corporation was incorporated on March 1, 2004. On April 16, 2004, Countryside Review, Inc. entered into a reverse merger transaction agreement with Falcon Natural Gas Corporation, which transaction was completed on May 6, 2004. In contemplation of this transaction and a change in business focus, Countryside Review, Inc. changed its name to Falcon Natural Gas Corp. ("the Company") effective April 12, 2004. As a result of this transaction, Falcon Natural Gas Corporation became a wholly-owned subsidiary. The Company's operations are conducted through this wholly-owned subsidiary. The Company's year-end is December 31.

The Company is in the exploration stage as a natural gas exploration company and, as such, has not realized any revenues from its planned operations. The Company's principal office is located in Houston, Texas.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

Accounting Methods

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Accounts Receivable

The Company carries its accounts receivable at cost.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company maintains its cash in one commercial account at a major financial institution. Although the financial institution is considered creditworthy, at December 31, 2004 the Company's cash balance exceeded Federal Deposit Insurance Corporation (FDIC) limits by $62,227.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Derivative Instruments

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. At December 31, 2004, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Earnings Per Share

The Company has adopted Statement of Financial Accounting Standard No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding December 31, 2004, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses lease exploration costs as incurred. As of December 31, 2004, the exploration costs expensed during the Company's exploration stage have been approximately $570,000.

Exploration Stage Activities

The Company has been in the exploration stage since its formation on March 1, 2004. It is primarily engaged in natural gas exploration.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Fair Value of Financial Instruments

The Company's financial instruments as defined by Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, accounts payable and accrued expenses and short-term borrowings. All instruments other than the investment in securities available-for-sale are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2004.

Going Concern

As shown in the accompanying financial statements, the Company has generated no revenues since inception. For the period ended December 31, 2004, the Company recorded losses of approximately $5,500,000 and had no revenues. The Company, being an exploration stage enterprise, is currently implementing a revised business plan that will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Impaired Asset Policy

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (hereinafter "SFAS No. 144"). SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. This statement is effective beginning for fiscal years after December 15, 2001, with earlier application encouraged. The Company adopted SFAS No. 144 and does not believe that the adoption will have a material impact on the financial statements of the Company at December 31, 2004.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties are capitalized. Costs for geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which is three years.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (hereinafter "SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset. At December 31, 2004, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $1,870,000 principally arising from net operating loss carry forwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2004. The significant components of the deferred tax asset at December 31, 2004 were as follows:

             Net operating loss carry forward         $  5,500,000
                                                      ============
             Deferred tax asset                       $  1,870,000
             Deferred tax asset valuation allowance   $ (1,870,000)

At December 31, 2004, the Company has net operating loss carryforwards of approximately $5,500,000, which expire in the year 2024.

Stock Split

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. All references in the accompanying financial statements have been restated to reflect this stock split. (See Note 3.)

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 16, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company. In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No.
123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board (FASB) issued statement of financial accounting standards No. 151, "Inventory Costs- an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. As of December 31, 2004, the Company does not have inventory and believes the adoption of this statement will not have any immediate material impact on the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). Statement of Financial Accounting Standards No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 3 - SHARE EXCHANGE

On May 6, 2004, the Company, Falcon Natural Gas Corporation (the "Corporation") and shareholders of the Corporation completed a share exchange whereby the Corporation became a wholly owned subsidiary of Falcon Natural Gas Corp. when the Company issued 20,000,000 shares of its common stock to the Corporation's shareholders in exchange for services received. The Company computed the number of shares issued in this transaction based on the par value of the Corporation's common stock on the date of issuance and recognized an expense of $20,000 for services. In addition, 900,000 shares of common stock were issued in partial payment of an oil and gas lease valued at $0.25 per share, or $225,000. Pursuant to the share exchange, the Company issued 20,900,000 shares of its common stock in exchange for 20,900,000 shares of common stock, which represented 100% of the Corporation's issued and outstanding common stock. This acquisition was accounted for as a reverse merger and recapitalization whereby the operating company, Falcon Natural Gas Corporation, is the continuing entity for all accounting purposes. The recapitalization of the Company required the following accounting adjustment in order to properly reflect the accumulated deficit in the financial statements:

                                   Number of                    Additional       Deficit       Shareholders'
                                    Shares         Amount    Paid-In Capital    Accumulated       Equity
                                 ------------   ------------   ------------    ------------    ------------
Prior to recapitalization          45,000,000   $        450   $     99,550    $   (104,221)   $     (4,221)
Recapitalization adjustment to
close deficit accumulated                  --             --       (104,221)        104,221              --
                                 ------------   ------------   ------------    ------------    ------------
Total                              45,000,000   $        450   $     (4,671)   $         --    $     (4,221)
                                 ============   ============   ============    ============    ============

The net liabilities assumed consisted of the following items:

                 Cash and cash equivalents       $      2,681
                 Less: Accounts payable                (3,686)
                 Accounts payable shareholders         (3,216)
                 Net liabilities assumed         $     (4,221)

The following transactions involved the majority shareholder of the Company prior to the share exchange with Falcon Natural Gas Corporation: On March 22, 2004, an investor acquired an aggregate of 20,000,000 shares of common stock of Countryside Review, Inc. in exchange for $500,000 pursuant to three stock purchase agreements with three shareholders.

On March 23, 2004, the investor returned 5,000,000 shares of common stock to Countryside Review, Inc., which shares were subsequently cancelled, returned to treasury, and then retired and restored to the status of authorized and unissued. As a result of these transactions, control of Countryside Review, Inc. shifted to the investor who owned 15,000,000 shares of the common stock of Countryside Review, Inc. prior to the share exchange agreement with Falcon Natural Gas Corporation. Effective April 12, 2004, Countryside Review, Inc. changed its name to Falcon Natural Gas Corp. and authorized a 5 to 1 forward stock split of the originally issued and outstanding Countryside Review Inc. shares. All references in the accompanying financial statements and notes to the common shares and per share amounts have been restated to reflect the forward stock split. The Company also reauthorized two hundred million (200,000,000) shares of common stock with a par value of $0.00001 per share.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 4 CONVERTIBLE DEBT

In November, 2004, the Company entered into a loan agreement with Cornell Capital Partners, LP ("the Investor") in which the Company received a $500,000 loan less related expenses of $132,500, which has been allocated as discount on debt and will be amortized over a two year period. The convertible securities are guaranteed by the assets of the Company. The convertible debt instrument underlying this loan agreement will automatically convert into common stock at either 120% of the closing bid price by the second anniversary date of issuance or 80% of the average of the three lowest daily volume weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. Under the agreement, the Company is required to keep available common stock duly authorized for issuance in satisfaction of the convertible. The conversion amount will be the face amount of the convertible plus interest at the rate of 5% per annum from the closing date of November, 2004 to the conversion date, which is the date on which the Company receives a notice of conversion from the investor exercising the right to convert the convertible into common shares of the Company. The convertible debt will automatically convert into common stock on the second anniversary date of issuance. The terms of the debt does not require regular monthly payments.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value, which was the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $125,000, was recorded as an interest expense and a component of equity on the issuance date.

Standby Equity Distribution Agreement

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two-year period after the effective registration of the shares. In addition, the Company issued 400,000 shares of its common stock to Cornell and the placement agent upon the inception of the standby equity distribution agreement. The $500,000 value of these shares was based on the fair market value of the shares on the date of the contract is recognized as a period expense due to the fact that the 400,000 shares have been deemed to be fully earned as of the date of the agreement.

NOTE 5 - LOAN AGREEMENT

The Company borrowed $140,000 from Blue Mint Exploration on November 24, 2004. The loan is unsecured, matures on May 25, 2005 on which date the entire loan becomes payable with interest. The loan bears interest at 12% per annum.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over three years. The following is a summary of property, equipment and accumulated depreciation at September 30, 2004:

                 Computer Equipment               $      4,088
                                                  ------------
                 Less: Accumulated Depreciation            618
                 Total Property & Equipment       $      3,470
                                                  ============

Depreciation expense for the period ending December 31, 2004 was $618.

NOTE 7 - OIL AND GAS LEASES

On March 25, 2004, the Company paid cash and issued stock for oil and gas leases. The leases, assigned from Argyle Energy Corp (hereinafter "Argyle"), entitle the Company to a 100% working interest and 70% net revenue interest in 5 tracts of land in Starr County, Texas.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

On June 14, 2004, the Company entered into a contract for one year from the date of the contract for investor relations services. The terms of the contract include a retainer of $5,000 per month plus any out-of-pocket expenses, and 50,000 restricted shares in the Company's common stock. (See Note 10.)

On August 2, 2004, the Company contracted with Argyle Energy, Inc. ("Argyle") for various oil, gas and mineral leases located in St. Mary Parish, Louisiana. The contract provides that the Company will receive a 100% working interest in these leases in exchange for two cash payments to Argyle of $404,235 and $454,235 by September 30, 2004. As of December 31, 2004, a cash payment was made in the amount of $858,470.

On August 2, 2004, the Company entered into a business consultant agreement. The consultant will be paid $15,000 for work performed in accordance with the agreement. In addition, the Company agrees to pay the consultant 7.5% in cash and 10% in warrants for any financing monies raised. As of December 31, 2004, no financing monies had been raised by the consultant and $15,000 was paid for services performed.

On August 9, 2004, the Company entered into an agreement for financial advisory services. The terms of the agreement include compensation of 2% cash and 2% warrants on all monies raised by the financial advisory company and payment of a retainer in the amount of $5,000. The agreement states a termination date of January 1, 2005. As of December 31, 2004, the financial advisory company was instrumental in the raising of funds related to Cornell Capital Partners LP and new terms related to the agreement dated August 9, 2004 were renegotiated. Under the new terms of the agreement, the Company paid a retainer in the amount of $5,000 in addition to a fixed one time payment of $35,000. On November 24, 2004, the Company entered into a loan agreement with Blue Mint Exploration in the amount of $140,000 for a term of six months terminating May 25, 2005 and an interest rate of 12% per annum to be paid at the maturity of the loan agreement. (See Note 5.)

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

Standby Equity Distribution Agreement

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two year period after the effective registration of the shares. (See Note 4.)

NOTE 9 - RELATED PARTY TRANSACTIONS

A shareholder advanced the Company $100 to open the Company's bank account. The funds advanced are unsecured, non-interest bearing, and due on demand.

NOTE 10 - COMMON STOCK

During the period ended December 31, 2004, the Company issued 20,000,000 shares valued at $0.001 per share for services received.

During the period ended December 31, 2004, the Company issued 900,000 shares of common stock in partial payment of an oil and gas lease. The shares were valued at $0.25 per share, or $225,000.

During the period ended December 31, 2004, the Company issued for cash 632,000 shares of common stock at $1.00 per share, less expenses of $60, for a net of $631,940.

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. (See Note 3.)

On June 14, 2004, the Company issued 50,000 restricted shares valued at $1.25 per share as part of an investor relations contract. See Note 8.

On August 2, 2004, the Company issued 2,500,000 shares valued at $1.42 per share for services as part of the Argyle Energy, Inc. lease contract.

On August 27, 2004, the Company issued 100,000 shares valued at $1.32 per share to an independent consultant for advisory services.

On September 7, 2004, the Company issued 100,000 shares valued at $1.34 per share to an independent consultant for advisory services.

On October 8, 2004, the Company entered into a subscription agreement to issue 1,500,000 shares at the purchase price of approximately $0.93 per share. The Company received $1,400,000 less expenses of $12, for a net of $1,399,988.

In October, 2004, an officer of the Company resigned from his position as CEO and rescinded 9,000,000 shares that he currently held. The rescinded shares were valued at par because they were part of the recapitalization of the company's shares.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

In October, 2004, the Company issued 392,000 shares to Cornell Capital and 8,000 to the placement agent related to the standby equity distribution agreement valued at fair market value of $1.25 per share. (See Note 4.)

NOTE 11 - SUBSEQUENT EVENT

On March 2, 2005, the Company issued 80,000 shares valued at $0.45 per share to two consultants for geological services.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                           CONSOLIDATED BALANCE SHEET

                                                                     September 30,   December 31,
                                                                         2005            2004
                                                                     ------------    ------------
                                                                     (Unaudited)
ASSETS CURRENT ASSETS
  Cash and cash equivalents                                          $  5,262,254    $    162,227
  Accounts receivable                                                       2,000           2,000
                                                                     ------------    ------------
    Total Current Assets                                                5,264,254         164,227
                                                                     ------------    ------------

PROPERTY & EQUIPMENT
  Equipment                                                                 4,505           4,088
  Less accumulated depreciation                                            (1,656)           (618)
  Software                                                                 15,000              --
  Less accumulated amortization                                            (3,584)             --
                                                                     ------------    ------------
    Total Property & Equipment                                             14,265           3,470
                                                                     ------------    ------------

OTHER ASSETS
  Proved properties oil & gas properties                                1,237,159              --
  Unproved oil & gas properties                                           649,773       1,582,541
  Prepaid expenses                                                         48,183          50,000
  Rent deposit                                                              1,243           1,243
                                                                     ------------    ------------
    Total Other Assets                                                  1,936,358       1,633,784
                                                                     ------------    ------------

    TOTAL ASSETS                                                     $  7,214,877    $  1,801,481
                                                                     ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) CURRENT LIABILITIES
  Accounts payable                                                   $     65,288    $      7,349
  Accrued liabilities                                                          --           6,959
  Advance from shareholder                                                     --             100
  Note payable - related party                                                 --           3,216
  Note payable                                                          6,340,000         140,000
  Interest payable                                                        210,298           4,854
                                                                     ------------    ------------
    Total Current Liabilities                                           6,615,586         162,478
                                                                     ------------    ------------

LONG-TERM LIABILITIES
  Convertible debt                                                      1,000,000         500,000
  Discount on convertible debt                                           (220,634)       (126,979)
                                                                     ------------    ------------
    Total Long-Term Liabilities                                           779,366         373,021
                                                                     ------------    ------------

COMMITMENTS AND CONTINGENCIES                                                  --              --

STOCKHOLDERS' EQUITY (DEFICIT)
  Common stock, $0.00001 par value; 200,000,000 shares
    authorized, 62,262,000 and 62,182,000 shares
    issued and outstanding                                                    622             621
  Additional paid-in capital                                            6,923,540       6,776,430
  Stock warrants                                                           98,960              --
  Deficit accumulated during exploration stage                         (7,203,197)     (5,511,069)
                                                                     ------------    ------------
    Total Stockholders' Equity (Deficit)                                 (180,075)      1,265,982
                                                                     ------------    ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)             $  7,214,877    $  1,801,481
                                                                     ============    ============

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                                  From
                                                                                                                 March 1,
                                                   Three Months Ending              Nine Months Ending             2004
                                               ----------------------------    ----------------------------     (Inception)
                                               September 30,   September 30,   September 30,   September 30,        to
                                                   2005            2004           2005            2004         September 30,
                                               ------------    ------------    ------------    ------------        2005
                                               (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)      (Unaudited)
                                               ------------    ------------    ------------    ------------    ------------
REVENUES                                       $         --    $         --    $         --    $         --    $         --
                                               ------------    ------------    ------------    ------------    ------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Depreciation and amortization                       1,862             207           4,622             207          10,761
  Investor relations                                 36,451          22,914         140,560          91,045         256,310
  Advisory services                                  17,779              --         139,533              --       3,973,323
  Lease exploration                                      --         225,395          13,636         299,195         585,140
  Internet/webhosting                                   108              36             773          20,120          21,000
  Officers & directors fees                          55,500          67,500         180,936          82,500         317,913
  Office and general expenses                         6,674           6,508          57,034           7,761          72,971
  Professional fees                                  62,962          20,209         210,391          75,225         345,777
  Travel and entertainment                           11,411          16,083          35,675          16,083          58,454
  Rent and related expenses                           7,919           7,438          24,612          16,924          48,358
                                               ------------    ------------    ------------    ------------    ------------
    Total expenses                                  200,666         366,290         807,772         609,060       5,690,007
                                               ------------    ------------    ------------    ------------    ------------

LOSS FROM OPERATIONS                               (200,666)       (366,290)       (807,772)       (609,060)     (5,690,007)
                                               ------------    ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSES)
  Other income                                           --             248              --             500             500
  Financing fees                                   (529,783)             --        (595,182)             --      (1,095,182)
  Interest expense                                 (170,836)             --        (316,556)             --        (446,410)
  Interest income                                    23,790              --          24,066             520          24,586
  Forgiveness of debt                                    --              --           3,316              --           3,316
                                               ------------    ------------    ------------    ------------    ------------
    Total Other Income (Expenses)                  (626,829)            248        (884,356)          1,020      (1,513,190)
                                               ------------    ------------    ------------    ------------    ------------

LOSS BEFORE INCOME TAXES                           (877,495)       (366,042)     (1,692,128)       (608,040)     (7,203,197)

PROVISION FOR TAXES                                      --              --              --              --              --
                                               ------------    ------------    ------------    ------------    ------------

NET LOSS                                       $   (877,495)   $   (366,042)   $ (1,692,128)   $   (608,040)   $ (7,203,197)
                                               ============    ============    ============    ============    ============

NET LOSS PER COMMON SHARE, BASIC AND DILUTED   $      (0.01)   $      (0.01)   $      (0.03)   $      (0.01)
                                               ============    ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING, BASIC AND DILUTED                 62,262,000      66,832,000      62,244,222      56,338,028
                                               ============    ============    ============    ============    ============

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                Common Stock
                                                        ------------------------------         Additional
                                                        Number of Shares        Amount       Paid-in Capital      Warrants
                                                        ----------------        ------       ---------------      --------
Stock issued for $0.001 per share for services on
  March 1, 2004                                              20,000,000        $     200        $   19,800        $      --
Shares issued for acquisition of leases at $0.25 per
  share                                                         900,000                9           224,991                -
Reverse merger acquisition and recapitalization              45,000,000              450           (4,671)                -
Shares issued for cash at $1.00 per share net of
  expenses of $60                                               632,000                6           631,934                -
Shares issued for cash at approximately $0.93 per --
  share net of expenses of $12                                1,500,000               15         1,399,973                -
Shares issued for services at $1.25 per share                    50,000               --            62,500                -
Shares issued for services at $1.42 per share                 2,500,000               25         3,549,975                -
Shares issued for services at $1.34 per share                   100,000                1           133,999                -
Shares issued for services at $1.32 per share                   100,000                1           131,999                -
Rescission of shares from officer received at merger        (9,000,000)             (90)               934                -
Shares issued for financing costs and charges
  related to services provided                                  400,000                4           499,996                -
Beneficial conversion feature of convertible debt                    --               --           125,000                -
Net loss for period ending December 31, 2004                         --               --                --               --
                                                            -----------        ---------      ------------       ----------
BALANCE, December 31, 2004                                   62,182,000              621         6,776,430                -
Shares issued for services at $0.45 per share                    80,000                1            35,999                -
Beneficial conversion feature of convertible debt                    --               --           111,111                -
Warrants issued for fees                                             --               --                --           98,960
Net loss for period ending Sept 30, 2005                             --               --                --               --
                                                            -----------        ---------      ------------       ----------
BALANCE, September 30, 2005 (unaudited)                      62,262,000        $     622      $  6,923,540       $   98,960
                                                            ===========        =========      ============       ==========

                                                                                  Deficit
                                                                                 Accumulated
                                                                                 During Total       Total
                                                                                 Exploration     Stockholders'
                                                                                    Stage           Equity
                                                                                 ------------    ------------

Stock issued for $0.001 per share for services on March 1, 2004                  $         --    $     20,000
Shares issued for acquisition of leases at $0.25 per share                                 --         225,000
Reverse merger acquisition and recapitalization                                            --          (4,221)
Shares issued for cash at $1.00 per share net of expenses of $60                           --         631,940
Shares issued for cash at approximately $0.93 per share net of expenses of $12             --       1,399,988
Shares issued for services at $1.25 per share                                              --          62,500
Shares issued for services at $1.42 per share                                              --       3,550,000
Shares issued for services at $1.34 per share                                              --         134,000
Shares issued for services at $1.32 per share                                              --         132,000
Rescission of shares from officer received at merger                                       --             844
Shares issued for financing costs and charges related to services provided                 --         500,000
Beneficial conversion feature of convertible debt                                          --         125,000
Net loss for period ending December 31, 2004                                       (5,511,069)     (5,511,069)
                                                                                 ------------    ------------
BALANCE, December 31, 2004                                                         (5,511,069)      1,265,982
Shares issued for services at $0.45 per share                                              --          36,000
Beneficial conversion feature of convertible debt                                          --         111,111
Warrants issued for fees                                                                   --          98,960
Net loss for period ending Sept 30, 2005                                           (1,692,128)     (1,692,128)
                                                                                 ------------    ------------
BALANCE, September 30, 2005 (unaudited)                                            (7,203,197)   $   (180,075
                                                                                 ============    ============

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             From March 1,
                                                                                                                 2004
                                                                                Nine Months Ending          (Inception) to
                                                                          September 30,    September 30,     September 30,
                                                                              2005              2005             2005
                                                                           (Unaudited)      (Unaudited)       (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                            $ (1,692,128)   $   (608,040)   $ (7,203,197)
  Adjustments to reconcile net loss to net cash (used) by operating activities:
    Depreciation and amortization                                            4,622             207          10,761
    Common stock issued for services                                        36,000          82,500       3,935,332
    Interest expense attributable to beneficial conversion feature         111,111              --         236,111
    Issuance of warrants for fees                                           98,960              --          98,960
    Common stock issued for financing costs and charges                         --              --         500,000
    Net effect of recapitalization                                              --          (4,221)             --
  Changes in assets and liabilities:
    Decrease (increase) in rent deposit                                         --          (1,243)         (1,243)
    Decrease (increase) in accounts receivable                                  --              --          (2,000)
    Decrease (increase) in prepaid expenses                                  1,818              --         (48,182)
    Increase (decrease) in accounts payable                                 57,938         450,425          61,613
    Increase (decrease) in accrued liabilities                              (6,959)             --              --
    Increase (decrease) in interest payable                                205,444              --         210,298
    Increase (decrease) in advance from shareholder                           (100)            100              --
                                                                      ------------    ------------    ------------
      Net cash used by operating activities                             (1,183,294)        (80,272)     (2,201,547)
                                                                      ------------    ------------    ------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
  Purchase of equipment                                                    (15,417)         (4,088)        (19,505)
  Oil and gas lease                                                       (304,391)     (1,070,514)     (1,661,932)
  Cash received through recapitalization and acquisition                        --              --           2,681
                                                                      ------------    ------------    ------------
    Net cash used by investing activities                                 (319,808)     (1,074,602)     (1,678,756)
                                                                      ------------    ------------    ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from notes payable                                            6,200,000           3,217       6,340,000
  Proceeds from convertible debt                                           406,345              --         773,845
  Issuance of common stock for cash                                             --       1,631,941       2,031,928
  Forgiveness of debt                                                       (3,216)             --          (3,216)
                                                                      ------------    ------------    ------------
    Net cash provided by financing activities                            6,603,129       1,635,158       9,142,557
                                                                      ------------    ------------    ------------
    Net increase (decrease) in cash and cash equivalents                 5,100,027         480,284       5,262,254
  Cash and cash equivalents beginning of period                            162,227              --              --
                                                                      ------------    ------------    ------------
  Cash and cash equivalents end of period                             $  5,262,254    $    480,284    $  5,262,254
                                                                      ============    ============    ============

SUPPLEMENTAL CASH FLOW DISCLOSURES: Income taxes paid                 $         --    $         --    $         --
                                                                      ============    ============    ============
  Interest paid                                                       $         --    $         --    $         --
                                                                      ============    ============    ============

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
  Common stock issued for services                                    $     36,000    $    225,000    $  3,935,332
  Interest expense attributable to beneficial conversion feature      $    111,111    $         --    $    236,111
  Common stock issued for financing costs and charges                 $         --    $         --    $    500,000
  Issuance of warrants for fees                                       $     98,960    $         --    $     98,960

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Falcon Natural Gas Corporation was incorporated on March 1, 2004. On April 16, 2004, Countryside Review, Inc. entered into a reverse merger transaction agreement with Falcon Natural Gas Corporation, which transaction was completed on May 6, 2004. In contemplation of this transaction and a change in business focus, Countryside Review, Inc. changed its name to Falcon Natural Gas Corp. ("the Company") effective April 12, 2004. As a result of this transaction, Falcon Natural Gas Corporation became a wholly-owned subsidiary. The Company's operations are conducted through this wholly-owned subsidiary. The Company's year-end is December 31.

The Company is in the exploration stage as a natural gas exploration company and, as such, has not realized any revenues from its planned operations. The Company's principal office is located in Houston, Texas.

Basis of Presentation

The foregoing unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2004. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company. 9 In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No.
123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board (FASB) issued statement of financial accounting standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. As of September 30, 2005, the Company does not have inventory and believes the adoption of this statement will not have any immediate material impact on the Company.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

The Company maintains its cash in two commercial accounts at a major financial institution.

Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses lease exploration costs as incurred. As of September 30, 2005, the exploration costs expensed during the Company's exploration stage have been approximately $585,140.

Going Concern

As shown in the accompanying financial statements, the Company has generated no revenues since inception. From inception to September 30, 2005, the Company recorded losses of approximately $7,200,000 and had no revenues. The Company, being an exploration stage enterprise, is currently implementing a revised business plan that will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which is three years.

Stock Split

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. All references in the accompanying financial statements have been restated to reflect this stock split. (See Note 3.)

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SHARE EXCHANGE

On May 6, 2004, the Company, Falcon Natural Gas Corporation (the "Corporation") and shareholders of the Corporation completed a share exchange whereby the Corporation became a wholly owned subsidiary of Falcon Natural Gas Corp. when the Company issued 20,000,000 shares of its common stock to the Corporation's shareholders in exchange for services received. The Company computed the number of shares issued in this transaction based on the par value of the Corporation's common stock on the date of issuance and recognized an expense of $20,000 for services. In addition, 900,000 shares of common stock were issued in partial payment of an oil and gas lease valued at $0.25 per share, or $225,000. Pursuant to the share exchange, the Company issued 20,900,000 shares of its common stock in exchange for 20,900,000 shares of common stock, which represented 100% of the Corporation's issued and outstanding common stock. This acquisition was accounted for as a reverse merger and recapitalization whereby the operating company, Falcon Natural Gas Corporation, is the continuing entity for all accounting purposes.

The recapitalization of the Company required the following accounting adjustment in order to properly reflect the accumulated deficit in the financial statements:

                                   Number of                    Additional      Accumulated    Shareholders'
                                    Shares         Amount    Paid-in Capital  Deficit Capital     Equity
                                 ------------   ------------   ------------    ------------    ------------

Prior to recapitalization          45,000,000   $        450   $     99,550    $   (104,221)   $     (4,221)
Recapitalization adjustment to
  close deficit accumulated                --             --       (104,221)        104,221              --
                                 ------------   ------------   ------------    ------------    ------------
Total                              45,000,000   $        450   $     (4,671)   $         --    $     (4,221)
                                 ============   ============   ============    ============    ============

The net liabilities assumed consisted of the following items:

           Cash and cash equivalents                    $   2,681
           Less:    Accounts payable                       (3,686)
                    Accounts payable shareholders          (3,216)
                                                        ---------
           Net liabilities assumed                      $  (4,221)
                                                        =========

The following transactions involved the majority shareholder of the Company prior to the share exchange with Falcon Natural Gas Corporation:

On March 22, 2004, an investor acquired an aggregate of 20,000,000 shares of common stock of Countryside Review, Inc. in exchange for $500,000 pursuant to three stock purchase agreements with three shareholders. On March 23, 2004, the investor returned 5,000,000 shares of common stock to Countryside Review, Inc., which shares were subsequently cancelled, returned to treasury, and then retired and restored to the status of authorized and unissued. As a result of these transactions, control of Countryside Review, Inc. shifted to the investor who owned 15,000,000 shares of the common stock of Countryside Review, Inc. prior to the share exchange agreement with Falcon Natural Gas Corporation.

Effective April 12, 2004, Countryside Review, Inc. changed its name to Falcon Natural Gas Corp. and authorized a 5 to1 forward stock split of the originally issued and outstanding Countryside Review Inc. shares. All references in the accompanying financial statements and notes to the common shares and per share amounts have been restated to reflect the forward stock split. The Company also reauthorized two hundred million (200,000,000) shares of common stock with a par value of $0.00001 per share.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - CONVERTIBLE DEBT

In November, 2004, the Company entered into a loan agreement with Cornell Capital Partners, LP ("the Investor") in which the Company received a $1,000,000 loan less related expenses of $230,000, which has been allocated as discount on debt and will be amortized over a two year period. The convertible securities are guaranteed by the assets of the Company. The convertible debt instrument underlying this loan agreement will automatically convert into common stock at either 120% of the closing bid price by the second anniversary date of issuance or 80% of the average of the three lowest daily volume weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. Under the agreement, the Company is required to keep available common stock duly authorized for issuance in satisfaction of the convertible. The conversion amount will be the face amount of the convertible plus interest at the rate of 5% per annum from the closing date of November, 2004 to the conversion date, which is the date on which the Company receives a notice of conversion from the investor exercising the right to convert the convertible into common shares of the Company. The convertible debt is scheduled to automatically convert into common stock on the second anniversary date of issuance. The terms of the debt do not require regular monthly payments. Interest is accrued at 5%.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value, which was the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $111,111 was recorded as an interest expense and a component of equity on the issuance date.

Standby Equity Distribution Agreement

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two-year period after the effective registration of the shares. In addition, the Company issued 400,000 shares of its common stock to Cornell and the placement agent upon the inception of the standby equity distribution agreement. The $500,000 value of these shares was based on the fair market value of the shares on the date of the contract is recognized as a period expense due to the fact that the 400,000 shares have been deemed to be fully earned as of the date of the agreement.

On April 19, 2005, Falcon Natural Gas Corporation (the "Company") entered into a termination agreement with Cornell Capital Partners, LP ("Cornell"), whereby the standby equity distribution agreement, dated November 19, 2004, and the related registration rights agreement, placement agent agreement and escrow agreement were terminated. Upon execution of the termination agreement, the Company entered into a new standby equity distribution agreement with Cornell on April 19, 2005. Pursuant to the standby equity distribution agreement, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the standby equity distribution agreement, Cornell will pay the Company 100% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. Cornell will also retain 5% of each advance under the standby equity distribution agreement. Cornell's obligation to purchase shares of the Company's common stock under the standby equity distribution agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the standby equity distribution agreement and is limited to $750,000 per weekly advance.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 19, 2005, the Company and Cornell terminated the securities purchase agreement entered into on November 19, 2004, and the related convertible debentures, security agreement, escrow agreement, investor registration rights agreement and irrevocable transfer agent instructions. Upon execution of the termination agreement, the Company entered into a new securities purchase agreement with Cornell on April 19, 2005. Pursuant to the securities purchase agreement, Cornell issued convertible debentures to the Company in the original principal amount of $1,000,000. The debentures are convertible at Cornell's option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than $0.60, Cornell at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

On April 19, 2005, in connection with the Termination Agreement and the execution of the new Securities Purchase Agreement, the Company issued a warrant to Cornell to purchase 1,000,000 shares of the Company's common stock. The warrants have an exercise price equal to $0.60 per share. The warrants expire on April 19, 2007. They have been recorded on the balance sheet at $98,960.

NOTE 5 - LOAN AGREEMENT

The Company borrowed $140,000 from Blue Mint Exploration on November 24, 2004. The loan is unsecured, matures on May 25, 2005 on which date the entire loan becomes payable with interest. The loan bears interest at 12% per annum. The repayment of this loan has been extended to May 24th 2006 with an additional facility fee of $5,000.

The Company borrowed $200,000 from Blue Mint Exploration on May 13, 2005. The loan is unsecured, matures on May 11, 2006 on which date the entire loan becomes payable with interest. The loan bears interest at 12% per annum.

On July 15, 2005, The Company entered into a Promissory Note $6,000,000 from Cornell Capital Partners, LP and Highgate House Funds, Ltd. The loan bears interest at 12% per annum. The face value of the note plus 12% interest shall be payable to the Holders in twenty four (24) weekly installments of an aggregate of two hundred fifty thousand dollars ($250,000). The first of which shall be due the first Friday after such as the Company's Registration Statement is declared effective, and shall be payable in full on the earlier of one hundred eighty (180) days from the date of the Promissory Note or within one hundred seventy five days (175) from the Effective Date of the Company's Registration Statement. The repayment of this Note is in no manner contingent on the Registration Statement being declared effective. In the event the Registration Statement is declared effective, the Company shall use the net proceeds to be received by the Company under that certain standby equity distribution agreement dated April 19, 2005 towards the repayment of the obligations due under this note. The Company has escrowed twenty three requests for advances under the standby equity distribution agreement in an amount not less that two hundred fifty thousand dollars and one request for advance in an amount not less than two hundred fifty thousand dollars plus accrued interest on the outstanding principal balance of this note with a law firm, and on the effective date, twenty four million (24,000,000) shares of the Company's common stock. The advanced notices shall be released to Cornell by the law firm every seven calendar days commencing on the first Monday after the effective date. If this note is not paid in full when due, the outstanding principal owed hereunder shall be due and payable in full together with interest thereon at the rate of twenty-four percent (24%) per annum or the highest permitted by applicable law, if lower.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over five years. The following is a summary of property, equipment and accumulated depreciation at September 30, 2005:

                   Computer Equipment               $  4,505
                   Software                           15,000
                   Less: Accumulated Depreciation     (5,240)
                                                    --------
                   Total Property & Equipment       $ 14,265
                                                    ========

Depreciation expense for the period ending September 30, 2005 was $4,622.

NOTE 7 - OIL AND GAS LEASES

On March 25, 2004, the Company paid cash and issued stock for oil and gas leases. The leases, assigned from Argyle Energy Corp (hereinafter "Argyle"), entitle the Company to a 100% working interest and 70% net revenue interest in 5 tracts of land in Starr County, Texas.

On August 2, 2004, the Company contracted with Argyle Energy, Inc. ("Argyle") for various oil, gas and mineral leases located in St. Mary Parish, Louisiana. The contract provides that the Company will receive a 100% working interest in these leases in exchange for two cash payments to Argyle of $404,235 and $454,235 by September 30, 2004. As of March 31, 2005, these payments have been made.

NOTE 8 - PROVEN RESERVES

The Securities and Exchange Commission defines proved oil and gas reserves as those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recovered in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

In 2005, the Company reclassified $1,071,410 of unproved oil and gas properties in St. Mary Parish, Louisiana to proved properties, based on an independent engineering report dated June 10, 2005. Proved reserves do not include amounts that may result from extensions of currently proved areas or from application of enhanced recovery processes not yet determined to be commercial in specific reservoirs.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - COMMITMENTS AND CONTINGENCIES

On June 14, 2004, the Company entered into a contract for one year from the date of the contract for investor relations services. The terms of the contract include a retainer of $5,000 per month plus any out-of-pocket expenses, and 50,000 restricted shares in the Company's common stock.

On August 2, 2004, the Company entered into a business consultant agreement. The consultant will be paid $15,000 for work performed in accordance with the agreement. In addition, the Company agrees to pay the consultant 7.5% in cash and 10% in warrants for any financing monies raised. As of September 30, 2005, no financing monies had been raised by the consultant and $15,000 was paid for services performed.

On August 9, 2004, the Company entered into an agreement for financial advisory services. The terms of the agreement include compensation of 2% cash and 2% warrants on all monies raised by the financial advisory company and payment of a retainer in the amount of $5,000. The agreement states a termination date of January 1, 2005. As of March 31, 2005, the financial advisory company was instrumental in the raising of funds related to Cornell Capital Partners LP and new terms related to the agreement dated August 9, 2004 were renegotiated. Under the new terms of the agreement, the Company paid a retainer in the amount of $5,000 in addition to a fixed one time payment of $35,000.

On November 24, 2004, the Company entered into an unsecured loan agreement with Blue Mint Exploration in the amount of $140,000 for a term of six months and an interest rate of 12% per annum to be paid at the maturity of the loan agreement.

On May 13, 2005, the Company entered into an unsecured loan agreement with Blue Mint Exploration in the amount of $200,000 for a one year term and an interest rate of 12% per annum to be paid at the maturity of the loan agreement.

Standby Equity Distribution Agreement

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two year period after the effective registration of the shares. (See Note 4)

NOTE 10 - RELATED PARTY TRANSACTIONS

A shareholder advanced the Company $100 to open the Company's bank account. The funds advanced are unsecured, non-interest bearing, and due on demand. This advance was forgiven at June 30, 2005.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - COMMON STOCK

On March 2, 2005, the Company issued 80,000 shares valued at $0.45 per share to two consultants for geological services.

During the period ended December 31, 2004, the Company issued 20,000,000 shares valued at $0.001 per share for services received.

During the period ended December 31, 2004, the Company issued 900,000 shares of common stock in partial payment of an oil and gas lease. The shares were valued at $0.25 per share, or $225,000.

During the period ended December 31, 2004, the Company issued for cash 632,000 shares of common stock at $1.00 per share, less expenses of $60, for a net of $631,940.

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. (See Note 3.)

On June 14, 2004, the Company issued 50,000 restricted shares valued at $1.25 per share as part of an investor relations contract. See Note 8.

On August 2, 2004, the Company issued 2,500,000 shares valued at $1.42 per share for services as part of the Argyle Energy, Inc. lease contract.

On August 27, 2004, the Company issued 100,000 shares valued at $1.32 per share to an independent consultant for advisory services.

On September 7, 2004, the Company issued 100,000 shares valued at $1.34 per share to an independent consultant for advisory services.

On October 8, 2004, the Company entered into a subscription agreement to issue 1,500,000 shares at the purchase price of approximately $0.93 per share. The Company received $1,400,000 less expenses of $12, for a net of $1,399,988.

In October, 2004, an officer of the Company resigned from his position as CEO and rescinded 9,000,000 shares that he currently held. The rescinded shares were valued at par because they were part of the recapitalization of the Company's shares.

In October, 2004, the Company issued 392,000 shares to Cornell Capital and 8,000 to the placement agent related to the standby equity distribution agreement valued at fair market value of $1.25 per share. (See Note 4.)

Warrants

On April 19, 2004, the Company issued 1,000,000 warrants with an exercise price of $0.60 cents. These warrants are recorded on the balance sheet at $98,960. This amount was estimated using Black Scholes calculation and the following assumptions were made to value the warrant for the period ending September 30, 2005: estimated risk free interest rate of 4%; estimated volatility of 48%; and a term of two years.

                            FALCON NATURAL GAS CORP.
                       (Formerly Countryside Review Inc.)
                         (An Exploration Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - SUBSEQUENT EVENTS

On October 05, 2005, the Company entered into a loan agreement with Cornell Capital Partners, LP and Highgate House Funds, LLP ("the Investors") in which the Company received a $7,000,000 loan less related expenses of $625,486, which will be allocated as discount on debt and will be amortized over a one year period. The loan is due on October 05, 2006. Interest shall accrue on the outstanding principal balance at a rate of 12%. Monthly scheduled payments are required consisting of principal and accrued interest. The first scheduled payment is due ninety days from the date of the loan, each subsequent payment is due on the same day of each subsequent calendar month until the maturity date. The convertible securities are secured by the security agreement dated November 16, 2004. The debenture shall be convertible into shares of common stock at the option of the holder, in whole or in part at any time and from time to time, after the original issue date at a price of $0.60. The number of shares of common stock issuable upon a conversion hereunder equals the quotient obtained by dividing the outstanding amount of this debenture to be converted by the conversion price. This loan agreement replaces the promissory note dated July 15, 2005. (See Note 5.)

The Company entered signed nonbinding letters of intent (LOI) with Blue Ridge Group, Inc (BRG) and Bayou City Exploration (BCE) to purchase working interests in one of BRG's and five of BCE's oil and gas prospects. According to the LOI with BRG, Falcon will purchase 12.5% of the working interest of Prospect 107 located in Beauregard Parish Louisiana and pay 16.67% of all well costs to casing point on the initial well drilled on the prospect. Additionally, Falcon will pay 16.67% of all G&G costs, third party prospect fees, land brokerage costs, lease bonus, and all other similar costs associated with the prospect. Under the terms of the LOI with BCE, Falcon will purchase 12.5% of the working interest for the Live Oak County Prospects, which include Jaboncillo Windmill Prospect, Leopard Branch Prospect, and Frost National Bank Deep Prospect. Additionally, Falcon agrees to pay 16.67% of all well costs to casing point on the initial well drilled on each prospect and 16.67% of all G&G costs, third party prospect fees, land brokerage costs, lease bonus and all similar costs associated with the project. Under the trade terms for BCE's Jeff Davis Parish Prospects, including Gemini Prospect and Zodiac II Prospect, Falcon agrees to purchase 25% of the working interest from BCE. Also, Falcon will pay 33.33% of all well costs to casing point on the initial well drilled on each prospect and its proportionate share of all G&G costs, third party prospect fees, land brokerage costs, lease bonus, and all other similar costs associated with the prospect.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Falcon Natural Gas Corp. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

|_|   except the common stock offered by this prospectus;

|_|   in any jurisdiction in which the offer or solicitation is not authorized;

|_| in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

|_|   to any person to whom it is unlawful to make the offer or solicitation; or

|_| to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The   delivery of this prospectus or any accompanying sale does not imply that:

|_| there have been no changes in the affairs of Falcon Natural Gas Corp. after the date of this prospectus; or

|_| the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                   PROSPECTUS

                        63,066,067 Shares of Common Stock

                            FALCON NATURAL GAS CORP.

                              ____________ __, 2006

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Falcon will pay all expenses in connection with this offering.

        Securities and Exchange Commission Registration Fee   $ 4,200.00
        Printing and Engraving Expenses                         2,500.00
        Accounting Fees and Expenses                           15,000.00
        Legal Fees and Expenses                                50,000.00
        Miscellaneous                                           3,800.00
                                                              ----------
        TOTAL                                                 $85,000.00
                                                              ==========

ITEM 26. SALES OF UNREGISTERED SECURITIES

      During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

      Pre-Acquisition:

Name                      Date                    Shares         Consideration
----                      ----                    ------         -------------

Doug Berry                December 7, 2001       2,400,000          $24,000
Bernadette Berry          December 7, 2001         800,000           $8,000
Lisa Zumpano              December 7, 2001         800,000           $8,000

      On May 14, 2004, the Company issued 20,900,000 shares of common stock to the Falcon shareholders pursuant to the Exchange whereby Falcon became a wholly-owned subsidiary of the Company. The Exchange was one-for-one. Falcon had issued an aggregate of 20,000,000 shares as follows: 1) an aggregate of 8,250,000 shares to five individuals for general business consulting services;
2) an aggregate of 8,800,000 shares to four individuals and two entities as finders' fees; and 3) an aggregate of 2,950,000 shares to an individual and an entity for financial consulting services. In accounting for the Exchange, the 20,000,000 shares were valued at $0.001 per share (or an aggregate of $20,000). Falcon had also issued 900,000 shares to Argyle as part of the consideration for the Starr County Property. The 900,000 shares were valued at $0.25 per share (or an aggregate of $225,000). The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Act.

      On June 14, 2004, the Company issued 50,000 shares of common stock to an unrelated entity valued at $1.25 per share as part of an investor relations contract. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On July 23, 2004, the Company issued for cash 632,000 shares of common stock to an unrelated entity valued at $1.00 per share, less expenses of $60, for a net of $631,940. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. The Company also claims an exemption from registration afforded by Regulation S of the Act.

      On August 2, 2004, the Company issued 2,500,000 shares of common stock to an unrelated entity valued at $1.42 per share for services that the entity provided in putting together the Company's deal with Argyle regarding the Wyandotte Property. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On August 27, 2004, the Company issued 100,000 shares valued at $1.32 per share to an individual for his participation on the advisory board. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On September 7, 2004, the Company issued 100,000 shares valued at $1.34 per share to an individual for his participation on the advisory board. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On October 8, 2004, the Company sold 1,500,000 shares of its common stock to a foreign private investment group for approximately $0.93 per share, which shares were issued on January 3, 2005. The Company received $1,400,000 less expenses of $12, for a net of $1,399,988. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. The Company also claims an exemption from registration afforded by Regulation S under the Securities Act.

      On December 8, 2004, the Company issued 392,000 shares of its common stock to Cornell Capital Partners, LP as a one-time commitment under a now-terminated Standby Distribution Equity Agreement. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On December 8, 2004, the Company issued 8,000 shares of its common stock to an entity as consideration for services under a now-terminated Standby Distribution Equity Agreement. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On March 2, 2005, the Company issued 80,000 shares valued at $0.45 per share to two consultants for geological services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

      On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $19.0 million (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price (VWAP) of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The daily VWAP is calculated by totaling the dollar amount traded for every transaction (selling price multiplied by the shares traded) and then dividing by the total shares traded for the day. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement.

      On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners, which was subsequently amended and restated on June 20, 2005. Pursuant to the amended and restated Securities Purchase Agreement, Cornell Capital Partners issued convertible debentures to the Company in the original principal amount of $1,000,000. The debentures are convertible at the holder's option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). The debentures are secured by the assets of the Company. The debentures expire on April 19, 2007 and accrue interest at 5% per year. Principal shall be due and payable in five (5) equal installments, plus accrued interest of each such installment. The installments of principal will be due and payable commencing on the earlier to occur of either (i) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or (ii) September 1, 2005. Cornell Capital Partners may elect to convert any portion of the Debenture, in lieu of receiving these cash payments and the Company will be entitled to an off-set against cash payments due. In connection with this financing, the Company issued a warrant to Cornell Capital Partners to purchase up to 1,000,000 shares of common stock of the Company. The warrants have an exercise price of $0.60 and expire on April 19, 2007. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

ITEM 27. EXHIBITS

Exhibit No.       Description of Exhibit
-----------       ----------------------

2.1(1)            Exchange Agreement

3.1(2)            Articles of Incorporation

3.2(2)            By-Laws

3.3(3)            Certificate of Amendment to the Articles of Incorporation

5.1(4)            Opinion of Counsel

10.1(5)           Subscription Agreement with Liberty Natural Gas

10.2(5)           Assignment of Oil and Gas Lease for Starr County Property

10.3(5)           Option Agreement for Wyandotte Property

10.4(6) Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.5(6) Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.6(6) Placement Agent Agreement by and among the Company, Sloan Securities Corporation and Cornell Capital Partners, LP dated November 19, 2004

10.7(7) Termination Agreement dated April 19, 2005 related to the Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2005

Exhibit No.       Description of Exhibit
-----------       ----------------------

10.8(7) Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.9(7) Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.10(7) Placement Agent Agreement by and among the Company, Sloan Securities Corporation and Cornell Capital Partners, LP dated April 19, 2005

10.11(7) Securities Purchase Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.12(8) Amended and Restated Securities Purchase Agreement by and between the Company and Cornell Capital Partners, LP dated June 20, 2005

10.13(7) Investor Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.14(7) Security Agreement with Cornell Capital Partners, LP by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.15(8) Amended and Restated Secured Convertible Debenture issued to Cornell Capital Partners, LP and dated June 20, 2005

10.16(7) Termination Agreement dated April 19, 2005 related to the Securities Purchase Agreement entered into by and between the Company and Cornell Capital Partners, LP dated November 19, 2005

10.17(8) Amended and Restated Warrant issued to Cornell Capital Partners, LP and dated June 20, 2005

10.18(9)          Employment Agreement between the Company and Fred B. Zaziski

10.19(10)         Employment Agreement between the Company and Massimiliano
                  Pozzoni

10.20(8) Assignment of Oil, Gas and Mineral Leases by Argyle Energy, Inc. (Bob West Gas Field)

10.21(8) Assignment of Oil, Gas and Mineral Leases by Argyle Energy, Inc. (Wyandotte Property)

14.1(10)          Amended Code of Ethics

23.1(11)          Consent of Burton, Bartlett & Glogovac


23.2(8)           Consent of Williams & Webster, P.S.

23.3(8)           Consent of R. A. Lenser & Associates, Inc.

99.1(8)           Report from R. A. Lenser & Associates, Inc., dated December
                  20, 2005


(1) Incorporated by reference from Registrant's Form 8-K filed with the SEC on May 7, 2004.

(2) Incorporated by reference from Registrant's Form SB-2 filed with the SEC on March 13, 2002.

(3) Incorporated by reference from Registrants' Form 8-K filed with the SEC on April 12, 2004.

(4) Incorporated by reference from Registrant's Form SB-2 filed with the SEC on April 28, 2005.

(5) Incorporated by reference from Registrant's Form 10-QSB filed with the SEC on August 23, 2004.

(6) Incorporated by reference from Registrant's Form 8-K filed with the SEC on November 30, 2004.

(7) Incorporated by reference from Registrant's Form 8-K filed with the SEC on April 20, 2005.

(8)   Provided herewith.

(9) Incorporated by reference from Registrant's Form 8-K filed with the SEC on November 8, 2004.

(10) Incorporated by reference from Registrant's Form 10-KSB filed with the SEC on April 15, 2005.

(11)  Incorporated by reference to Exhibit 5.1.

ITEM 28. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed material information on the plan of distribution;

      (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on January 31, 2006.


Date:    January 31, 2006              FALCON NATURAL GAS CORP.

                                       By:      /s/ Fred B. Zaziski
                                                ----------------------------
                                       Name:    Fred B. Zaziski
                                       Title:   Chief Executive Officer and
                                                Director

Date:    January 31, 2006              FALCON NATURAL GAS CORP.

                                       By:      /s/ Massimiliano Pozzoni
                                                ----------------------------
                                       Name:    Massimiliano Pozzoni
                                       Title:   Principal Accounting Officer



      In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Signature                              Title                                    Date
---------                              -----                                    ----
By: /s/ Fred B. Zaziski                Chief Executive Officer and Director     January 31, 2006
    ---------------------------
    Fred B. Zaziski

By: /s/ Massimiliano Pozzoni           Vice President, Secretary, Treasurer     January 31, 2006
    ---------------------------        and Director
    Massimiliano Pozzoni               (Principal Financial Officer)